Exhibit 10.7
Private & Confidential
LOAN AGREEMENT
for a Loan of up to US$85,000,000
to
EBON SHIPPING COMPANY INC.
LIKIEP SHIPPING COMPANY INC.
MILI SHIPPING COMPANY INC.
ORANGINA INC.
and
RALIK SHIPPING COMPANY INC.
provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1
Arranger, Agent, Security Agent
and Account Bank
DNB NOR BANK ASA
Swap Provider
DNB NOR BANK ASA

Contents

Clause		Page
1	Purpose and definitions	1
2	The Total Commitment, the Tranches and the Advances	18
3	Interest and Interest Periods	21
4	Repayment and prepayment	23
5	Fees and expenses	26
6	Payments and taxes; accounts and calculations	26
7	Representations and warranties	29
8	Undertakings	34
9	Conditions	40
10	Events of Default	41
11	Indemnities	45
12	Unlawfulness and increased costs	46
13	Security, set-off and pro-rata payments	48
14	Operating Accounts	50
15	Assignment, transfer and lending office	51
16	Arranger, Agent and Security Agent	53
17	Notices and other matters	62
18	Governing law and jurisdiction	65

Schedule 1 The Banks and their Commitments		66
Schedule 2 Form of Drawdown Notice		68
Schedule 3 Documents and evidence required as conditions precedent to the Loan being made		71
Schedule 4 Form of Transfer Certificate		80
Schedule 5 Form of Trust Deed		85
Schedule 6 Mandatory Cost formula		86
Schedule 7 Form of Mortgage		88
Schedule 8 Form of General Assignment		89
Schedule 9 Form of Corporate Guarantee		90

THIS AGREEMENT is dated 4 May 2011 and made BETWEEN:
(1)	EBON SHIPPING COMPANY INC., LIKIEP SHIPPING COMPANY INC., MILI SHIPPING COMPANY INC., ORANGINA INC. and RALIK SHIPPING COMPANY INC. as joint and several Borrowers;

(2)	DNB NOR BANK ASA as Arranger, Agent, Security Agent and Account Bank;

(3)	DNB NOR BANK ASA as Swap Provider; and

(4)	THE BANKS AND FINANCIAL INSTITUTIONS whose names are set out in schedule 1 as Banks.
IT IS AGREED as follows:
1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrowers, jointly and severally, in two (2) Tranches, a loan of up to Eighty five million Dollars ($85,000,000) for the purpose of (i) assisting the Borrowers to refinance in full the Existing Indebtedness, (ii) assisting the Borrowers to finance part of the acquisition cost of the New Ships and (iii) providing the Borrowers with general working capital.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Bank” means DnB NOR Bank ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum N-0107 Oslo, Norway, acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as Account Bank by the Agent for the purposes of this Agreement and includes its successors in title;

“Advance” means each borrowing of a proportion of the New Ship Tranche by the Borrowers or (as the context may require) the principal amount of such borrowing outstanding at any relevant time, being the Ebon Advance, the Mili Advance and the Ralik Advance and:
(a)	in relation to the Ebon Ship, it means the Ebon Advance;

(b)	in relation to the Mili Ship, it means the Mili Advance; or

(c)	in relation to the Ralik Ship, it means the Ralik Advance,
and “Advances” means any or all of them;

“Agent” means DnB NOR Bank ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum N-0107 Oslo, Norway, acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

“Applicable Accounting Principles” means the most recent and up-to-date US GAAP at any relevant time;

“Approved Shipbrokers” means, together, H. Clarkson and Company Ltd of London, England, Arrow Research Ltd. of London, England, Astrup Fearnley A/S of Oslo, Norway, R.S. Platou Shipbrokers of Oslo, Norway, Braemar Seascope of London, England, Simpson Spence and Young Shipbrokers of London, England and any other independent firm of shipbrokers nominated by the Borrowers and approved by the Agent in its absolute discretion and “Approved Shipbroker” means any of them;

“Arranger” means DnB NOR Bank ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum, N-0107 Oslo, Norway acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Available Commitment” means, in relation to a Bank, the amount of its Commitment less the amount of its Contribution;

“Balloon Instalment” shall have, in relation to the Refinancing Tranche, the meaning ascribed thereto in clause 4.1;

“Banks” means the banks and financial institutions listed in schedule 1 and includes their respective successors in title and Transferee Banks and “Bank” means any of them;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens and New York City (or any other relevant place of payment under clause 6);

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means, in relation to each Bank, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by such Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means, in relation to each Bank, (a) any law or regulation implementing the Basel II Accord or (b) any Basel 2 Approach adopted by such Bank;

“Basel III Accord” means, together, “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by the Basel Committee on Banking Supervision on 16th December, 2010, in either case in the form existing on the date of this Agreement;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower”:
(a)	in relation to the Centaurus Ship, means the Centaurus Borrower;

(b)	in relation to the Sagitta Ship, means the Sagitta Borrower;

(c)	in relation to the Ebon Ship and/or the Ebon Advance, means the Ebon Borrower;

(d)	in relation to the Mili Ship and/or the Mili Advance, means the Mili Borrower; or

(e)	in relation to the Ralik Ship and/or the Ralik Advance, means the Ralik Borrower, and “Borrowers” means any or all of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

“Capital Adequacy Law” means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which a Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord, the Basel III Accord or any Basel II Regulation);

“Centaurus Borrower” means Orangina Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“Centaurus General Assignment” means the general assignment collateral to the Centaurus Mortgage executed or (as the context may require) to be executed by the Centaurus Borrower in favour of the Security Agent in the form set out in schedule 8;

“Centaurus Management Agreement” means the agreement dated 8 June 2010 made between the Centaurus Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Centaurus Borrower and the Manager, providing (inter alia) for the Manager to manage the Centaurus Ship;

“Centaurus Manager’s Undertaking” means the undertaking and assignment in respect of the Centaurus Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 10;

“Centaurus Mortgage” means the first preferred Marshall Island mortgage of the Centaurus Ship executed or (as the context may require) to be executed by the Centaurus Borrower in favour of the Security Agent in the form set out in schedule 7;

“Centaurus Operating Account” means an interest bearing Dollar account of the Centaurus Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Centaurus Operating Account for the purposes of this Agreement;

“Centaurus Operating Account Assignment” means a first priority assignment executed or (as the context may require) to be executed by the Centaurus Borrower in favour of the Security Agent in respect of the Centaurus Operating Account in the form set out in schedule 13;

“Centaurus Ship” means the m.v. Centaurus, a 2010-built, 3,400 teu (approximately) container vessel, with IMO Number 9401178 registered under the name and in the ownership of the Centaurus Borrower through the relevant Registry and under the laws and flag of the relevant Flag State;

“Charter” means, in respect of a Ship, any charter or other contract of employment which is entered into between the relevant Borrower as owner and another person (other than a Related Company of the Borrowers) as charterer or counterparty in relation to such Ship during the

Security Period, with a tenor in excess of 12 months (including any options to extend or renew contained therein) and it includes any Substitute Charter;
“Charter Assignment” means, in relation to each Ship and any Charter relevant to such Ship, the specific assignment executed or (as the context may require) to be executed by the relevant Borrower in favour of the Security Agent in respect of such Charter, whether pursuant to clause 8.1.14 or otherwise, in the form set out in schedule 14;

“Charterer” means, in respect of a Ship, any such person which shall enter into a Charter with the relevant Borrower in respect of the relevant Ship during the Security Period;

“Classification” means, in relation to each Ship, the highest class available to a vessel of such Ship’s type with the relevant Classification Society or such other classification as the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Classification Society” means such classification society (being a member of the International Association of Classification Societies (“IACS”)) which the Agent shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower’s Ship for the purposes of the relevant Ship Security Documents;

“Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Commitment” means, in relation to each Bank, the amount set out opposite its name in the column headed “Commitment” in schedule 1, and/or, in the case of a Transferee Bank, the amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

“Compliance Certificate” means each certificate received or (as the context may require) to be received by the Agent pursuant to clause 5.1 of the Corporate Guarantee in the form set out in the schedule to the Corporate Guarantee;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Contract” means:
(a)	in relation to the Ebon Ship, the Ebon Contract;

(b)	in relation to the Mili Ship, the Mili Contract; or

(c)	in relation to the Ralik Ship, the Ralik Contract,
and “Contracts” means all of them;

“Contract Price” means:
(a)	in relation to the Ebon Ship, the Ebon Contract Price;

(b)	in relation to the Mili Ship, the Mili Contract Price; or

(c)	in relation to the Ralik Ship, the Ralik Contract Price,
and “Contract Prices” means all of them;

“Contribution” means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

“Corporate Guarantee” means the corporate guarantee issued or (as the context may require) to be issued by the Corporate Guarantor in favour of the Security Agent in the form set out in schedule 9;

“Corporate Guarantor” means Diana Containerships Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and includes its successors in title;

“Creditors” means, together, the Arranger, the Agent, the Security Agent, the Swap Provider, the Account Bank and the Banks and “Creditor” means any of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to each New Ship, the date on which such New Ship is delivered to, and accepted by, the relevant Borrower in accordance with the relevant Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to the Master Swap Agreement with the Swap Provider as contemplated by clause 2.9; and

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations of LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date for the Loan or the relevant part thereof;
“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

“Dollars” and “$” mean the lawful currency of the United States of America and, in respect of all payments to be made under any of the Security Documents, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period, on which a Tranche or any Advance thereof is, or is to be, made available;

“Drawdown Notice” means, in relation to each Tranche or any Advance thereof, a notice substantially in the form of schedule 2 in respect of such Tranche or (as the case may be) Advance thereof;

“Drawdown Period” means, in relation to each Tranche (or any Advance thereof), the period from the date of this Agreement and ending on the earlier of (a) the Termination Date, (b) the date on which the aggregate amount of the Tranches is equal to the Total Commitment, (c) the date when both Tranches have been drawn and (d) the date on which the Total Commitment is reduced to zero pursuant to any provisions of this Agreement (including clauses 4.3, 10.2 or 12);

“DSI” means Diana Shipping Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and includes its successors in title;

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

“Ebon Advance” means an Advance of up to $6,800,000 made or (as the context may require) to be made available to the Borrowers on the Delivery Date of the Ebon Ship for the purpose of financing part of the acquisition cost of the Ebon Ship by the Ebon Borrower pursuant to the Ebon Contract;

“Ebon Borrower” means Ebon Shipping Company Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“Ebon Contract” means the memorandum of agreement dated 13 April 2011 made between the relevant Seller and the Ebon Borrower as may be amended and supplemented from time to time, relating to the sale by the relevant Seller and the purchase by the Ebon Borrower, of the Ebon Ship;

“Ebon Contract Price” means the purchase price payable by the Ebon Borrower to the relevant Seller for the Ebon Ship under the Ebon Contract, being $24,000,000 or such other sum in Dollars as is determined under the terms of the Ebon Contract to be the purchase price of the Ebon Ship thereunder;

“Ebon General Assignment” means the general assignment collateral to the Ebon Mortgage executed or (as the context may require) to be executed by the Ebon Borrower in favour of the Security Agent in the form set out in schedule 8;

“Ebon Management Agreement” means the agreement dated 13 April 2011 made between the Ebon Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Ebon Borrower and the Manager, providing (inter alia) for the Manager to manage the Ebon Ship;

“Ebon Manager’s Undertaking” means the undertaking and assignment in respect of the Ebon Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 10;

“Ebon Mortgage” means the first preferred Marshall Islands mortgage of the Ebon Ship executed or (as the context may require) to be executed by the Ebon Borrower in favour of the Security Agent in the form set out in schedule 7;

“Ebon Operating Account” means an interest bearing Dollar account of the Ebon Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be an Ebon Operating Account for the purposes of this Agreement;

“Ebon Operating Account Assignment” means a first priority assignment executed or (as the context may require) to be executed by the Ebon Borrower in favour of the Security Agent in respect of the Ebon Operating Account in the form set out in schedule 13;

“Ebon Ship” means the m.v. Maersk Merlion, a 1990-built, 4,714 teu (approximately) container vessel with IMO Number 8904111, owned on the date of this Agreement by the relevant Seller and registered under the laws and flag of Singapore, and to be registered on its Delivery Date under the name and in the ownership of the Ebon Borrower through the relevant Registry and under the laws and flag of the Flag State under the same name;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements) having a similar effect;

“Environmental Affiliate” means any agent or employee of any Borrower or any other Relevant Party or any person having a contractual relationship with any Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from such Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Existing Indebtedness” means the aggregate principal amount owing by the Centaurus Borrower and the Sagitta Borrower and secured on the Existing Ships, under a loan agreement dated 7 July 2010 made between (inter alios) the Centaurus Borrower and the Sagitta Borrower as joint and several borrowers and DnB NOR Bank ASA as agent, in respect of a loan facility of up to $40,000,000;

“Existing Ships” means, together, the Centaurus Ship and the Sagitta Ship and “Existing Ship” means either of them;

“Fee Letter” means the letter of even date herewith made between the Arranger, the Agent, the Borrowers and the Corporate Guarantor in respect of certain of the fees payable under clause 5.1;

“Flag State” means, in relation to a Ship, the Republic of the Marshall Islands or such other state or territory designated in writing by the Agent, at the request of the Borrower owning such Ship, as being the “Flag State” of such Ship for the purposes of the relevant Ship Security Documents;

“General Assignment” means:
(a)	in relation to the Centaurus Ship, the Centaurus General Assignment;

(b)	in relation to the Sagitta Ship, the Sagitta General Assignment;

(c)	in relation to the Ebon Ship, the Ebon General Assignment;

(d)	in relation to the Mili Ship, the Mili General Assignment; or

(e)	in relation to the Ralik Ship, the Ralik General Assignment, and “General Assignments” means any or all of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
“Group” means, together, the Corporate Guarantor and its Subsidiaries from time to time (including, for the avoidance of doubt, the Borrowers) and “member of Group” shall be constructed accordingly;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to a Tranche (or any Advance thereof), each period for the calculation of interest in respect of such Tranche (or Advance thereof), ascertained in accordance with clauses 3.2 and 3.3;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means, in relation to each Ship, an International Ship Security Certificate issued in respect of that Ship pursuant to the ISPS Code;

“LIBOR” means in relation to a particular period:
(a)	the rate for deposits of the relevant currency for a period equivalent to such period at or about 11:00 a.m. on the Quotation Date for such period as displayed on Reuters page LIBOR 01 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page LIBOR 01 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) applicable at the relevant time)); or

(b)	provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean of the rates quoted to the Agent by the Reference Banks at the request of the Agent as the Reference Banks’ offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. on the Quotation Date for such period;
“Loan” means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

“Majority Banks” means, at any relevant time, Banks (a) the aggregate of whose Contributions exceeds Sixty-six point six per cent (66.6%) of the Loan or (b) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds Sixty-six point six per cent (66.6%) of the Total Commitment;

“Manager” means Diana Shipping Services S.A. of Edificio Universal, Piso 12, Avenida Federico Boyd, Panama or any other person appointed by a Borrower, with the prior written consent of the Majority Banks as the technical and commercial manager of such Borrower’s Ship and includes its successors in title;

“Management Agreement” means:

(a)	in relation to the Centaurus Ship, the Centaurus Management Agreement;

(b)	in relation to the Sagitta Ship, the Sagitta Management Agreement;

(c)	in relation to the Ebon Ship, the Ebon Management Agreement;

(d)	in relation to the Mili Ship, the Mili Management Agreement;

(e)	in relation to the Ralik Ship, the Ralik Management Agreement, and “Management Agreements” means any or all of them;

“Manager’s Undertaking” means:
(a)	in relation to the Centaurus Ship, the Centaurus Manager’s Undertaking;

(b)	in relation to the Sagitta Ship, the Sagitta Manager’s Undertaking;

(c)	in relation to the Ebon Ship, the Ebon Manager’s Undertaking;

(d)	in relation to the Mili Ship, the Mili Manager’s Undertaking; or

(e)	in relation to the Ralik Ship, the Ralik Manager’s Undertaking, and “Manager’s Undertakings” means any or all of them;

“Mandatory Cost” means, in relation to any period, a percentage calculated by the Agent for such period at an annual rate determined by the application of the formula set out in schedule 6;

“Margin” means two point six zero per cent (2.60%) per annum;

“Master Swap Agreement” means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrowers comprising an ISDA Master Agreement (including the Schedule) in the form set out in schedule 11 and includes any Designated Transactions from time to time entered into and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;

“Mili Advance” means an Advance of up to $6,800,000 made or (as the context may require) to be made available to the Borrowers on the Delivery Date of the Mili Ship for the purpose of financing part of the acquisition cost of the Mili Ship by the Mili Borrower pursuant to the Mili Contract;

“Mili Borrower” means Mili Shipping Company Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“Mili Contract” means the memorandum of agreement dated 13 April 2011 made between the relevant Seller and the Mili Borrower as may be amended and supplemented from time to time, relating to the sale by the relevant Seller and the purchase by the Mili Borrower, of the Mili Ship;

“Mili Contract Price” means the purchase price payable by the Mili Borrower to the relevant Seller for the Mili Ship under the Mili Contract, being $24,000,000 or such other sum in Dollars as is determined under the terms of the Mili Contract to be the purchase price of the Mili Ship thereunder;

“Mili General Assignment” means the general assignment collateral to the Mili Mortgage executed or (as the context may require) to be executed by the Mili Borrower in favour of the Security Agent in the form set out in schedule 8;

“Mili Management Agreement” means the agreement dated 13 April 2011 made between the Mili Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Mili Borrower and the Manager, providing (inter alia) for the Manager to manage the Mili Ship;

“Mili Manager’s Undertaking” means the undertaking and assignment in respect of the Mili Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 10;

“Mili Mortgage” means the first preferred Marshall Islands mortgage of the Mili Ship executed or (as the context may require) to be executed by the Mili Borrower in favour of the Security Agent in the form set out in schedule 7;

“Mili Operating Account” means an interest bearing Dollar account of the Mili Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Mili Operating Account for the purposes of this Agreement;

“Mili Operating Account Assignment” means a first priority assignment executed or (as the context may require) to be executed by the Mili Borrower in favour of the Security Agent in respect of the Mili Operating Account in the form set out in schedule 13;

“Mili Ship” means the m.v. Maersk Malacca, a 1990-built, 4,714 teu (approximately) container vessel with IMO Number 8904123, owned on the date of this Agreement by the relevant Seller and registered under the laws and flag of Singapore, and to be registered on its Delivery Date under the name and in the ownership of the Mili Borrower through the relevant Registry and under the laws and flag of the Flag State under the same name;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:
(a)	in relation to the Centaurus Ship, the Centaurus Mortgage;

(b)	in relation to the Sagitta Ship, the Sagitta Mortgage;

(c)	in relation to the Ebon Ship, the Ebon Mortgage;

(d)	in relation to the Mili Ship, the Mili Mortgage; or

(e)	in relation to the Ralik Ship, the Ralik Mortgage,
and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from whichever shall be the earlier of (a) the drawdown of the Tranche or (as the case may be) the Advance relating to that Ship and (b) the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement, until whichever shall be the earlier of (i) the payment in full of the amount required by the Agent to be paid pursuant to clause 4.3 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;
“New Ship Tranche” means a tranche of the Total Commitment and the Loan (comprising the Advances) of up to $20,000,000 made or (as the context may require) to be made available to the Borrowers in three (3) Advances for the purpose of assisting the Borrowers to finance the acquisition cost of the New Ships under the Contracts, or (as the context may require) means the principal amount thereof outstanding at any relevant time;

“New Ship Tranche First Repayment Date” means, subject to clause 6.3, the date falling three (3) months after the earlier of (a) the Drawdown Date of the final Advance of the New Ship Tranche to be drawn down under this Agreement and (b) the Termination Date;

“New Ships” means, together, the Ebon Ship, the Mili Ship and the Ralik Ship and “New Ship” means any one of them;

“Operating Account” means:
(a)	in relation to the Centaurus Ship, the Centaurus Operating Account;

(b)	in relation to the Sagitta Ship, the Sagitta Operating Account;

(c)	in relation to the Ebon Ship, the Ebon Operating Account;

(d)	in relation to the Mili Ship, the Mili Operating Account; or

(e)	in relation to the Ralik Ship, the Ralik Operating Account,
and “Operating Accounts” means any or all of them;

“Operating Account Assignment” means:
(a)	in relation to the Centaurus Ship, the Centaurus Operating Account Assignment;

(b)	in relation to the Sagitta Ship, the Sagitta Operating Account Assignment;

(c)	in relation to the Ebon Ship, the Ebon Operating Account Assignment;

(d)	in relation to the Mili Ship, the Mili Operating Account Assignment; or

(e)	in relation to the Ralik Ship, the Ralik Operating Account Assignment,
and “Operating Account Assignments” means any or all of them;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Security Agent created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means, in respect of each Ship:
(a)	any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading;

(b)	any lien for salvage; and

(c)	any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the relevant Ship Security Documents) for such Ship;
“Pollutant” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Quotation Date” means, in respect of any period for which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;

“Ralik Advance” means an Advance of up to $6,400,000 made or (as the context may require) to be made available to the Borrowers on the Delivery Date of the Ralik Ship for the purpose of financing part of the acquisition cost of the Ralik Ship by the Ralik Borrower pursuant to the Ralik Contract;

“Ralik Borrower” means Ralik Shipping Company Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“Ralik Contract” means the memorandum of agreement dated 13 April 2011 (as amended by addendum no. 1 dated 20 April 2011) each made between the relevant Seller and the Ralik Borrower, as may be further amended and supplemented from time to time, relating to the sale by the relevant Seller and the purchase by the Ralik Borrower, of the Ralik Ship;

“Ralik Contract Price” means the purchase price payable by the Ralik Borrower to the relevant Seller for the Ralik Ship under the Ralik Contract, being $22,500,000 or such other sum in Dollars as is determined under the terms of the Ralik Contract to be the purchase price of the Ralik Ship thereunder;

“Ralik General Assignment” means the general assignment collateral to the Ralik Mortgage executed or (as the context may require) to be executed by the Ralik Borrower in favour of the Security Agent in the form set out in schedule 8;

“Ralik Management Agreement” means the agreement dated 13 April 2011 made between the Ralik Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Ralik Borrower and the Manager, providing (inter alia) for the Manager to manage the Ralik Ship;

“Ralik Manager’s Undertaking” means the undertaking and assignment in respect of the Ralik Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 10;

“Ralik Mortgage” means the first preferred Marshall Islands mortgage of the Ralik Ship executed or (as the context may require) to be executed by the Ralik Borrower in favour of the Security Agent in the form set out in schedule 7;

“Ralik Operating Account” means an interest bearing Dollar account of the Ralik Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Ralik Operating Account for the purposes of this Agreement;

“Ralik Operating Account Assignment” means a first priority assignment executed or (as the context may require) to be executed by the Ralik Borrower in favour of the Security Agent in respect of the Ralik Operating Account in the form set out in schedule 13;

“Ralik Ship” means the m.v. Maersk Madrid, a 1989-built, 4,206 teu (approximately) container vessel with IMO Number 8808628, owned on the date of this Agreement by the relevant Seller and registered under the laws and flag of The Netherlands, and to be registered on its Delivery

Date under the name and in the ownership of the Ralik Borrower through the relevant Registry and under the laws and flag of the Flag State under the same name;

“Reference Banks” means the Agent and any other prime bank or financial institution in the London Interbank Market appointed as a Reference Bank by the Agent from time to time;

“Refinancing Tranche” means a tranche of the Total Commitment and the Loan of up to $65,000,000, being a borrowing thereof made or (as the context may require) to be made available to the Borrowers for the purpose of refinancing in full the Existing Indebtedness and providing the Borrowers with general working capital, or (as the context may require) means the principal amount thereof outstanding at any relevant time;

“Registry” means, in respect of a Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register such Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant Flag State;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means each of the Borrowers, any other Security Party and any other member of the Group;

“Relevant Ship” means the Ships and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Dates” means:
(a)	in relation to the Refinancing Tranche and subject to clause 6.3, each of the dates falling at three (3) monthly intervals after the Drawdown Date for such Tranche, up to and including the earlier of (i) the date falling seventy two (72) months after the Drawdown Date for such Tranche and (ii) 31 July 2017; or

(b)	in relation to the New Ship Tranche and subject to clause 6.3, the New Ship Tranche First Repayment Date and each of the dates falling at three (3) monthly intervals thereafter, up to and including the earlier of (i) the date falling twenty one (21) months thereafter and (ii) 31 July 2013;
“Sagitta Borrower” means Likiep Shipping Company Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“Sagitta General Assignment” means the general assignment collateral to the Sagitta Mortgage executed or (as the context may require) to be executed by the Sagitta Borrower in favour of the Security Agent in the form set out in schedule 8;

“Sagitta Management Agreement” means the agreement dated 8 June 2010 made between the Sagitta Borrower and the Manager or any other agreement previously approved in writing by the Agent between the Sagitta Borrower and the Manager, providing (inter alia) for the Manager to manage the Sagitta Ship;

“Sagitta Manager’s Undertaking” means the undertaking and assignment in respect of the Sagitta Ship executed or (as the context may require) to be executed by the Manager in favour of the Security Agent in the form set out in schedule 10;

“Sagitta Mortgage” means the first preferred Marshall Island mortgage of the Sagitta Ship executed or (as the context may require) to be executed by the Sagitta Borrower in favour of the Security Agent in the form set out in schedule 7;

“Sagitta Operating Account” means an interest bearing Dollar account of the Sagitta Borrower opened or (as the context may require) to be opened with the Account Bank and includes any sub-accounts thereof and any other account designated in writing by the Agent to be a Sagitta Operating Account for the purposes of this Agreement;

“Sagitta Operating Account Assignment” means a first priority assignment executed or (as the context may require) to be executed by the Sagitta Borrower in favour of the Security Agent in respect of the Sagitta Operating Account in the form set out in schedule 13;

“Sagitta Ship” means the m.v. Sagitta, a 2010-built, 3,400 teu (approximately) container vessel with IMO Number 9401166 registered under the name and in the ownership of the Sagitta Borrower through the relevant Registry and under the laws and flag of the relevant Flag State;

“Security Agent” means DnB NOR Bank ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum N-0107 Oslo, Norway, acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Agent and the Swap Provider pursuant to clause 16 and includes its successors in title;

“Security Documents” means this Agreement, the Fee Letter, the Master Swap Agreement, the Mortgages, the General Assignments, any Charter Assignments, the Operating Account Assignments, the Corporate Guarantee, the Manager’s Undertakings and the Swap Assignment and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers and/or any other Security Party pursuant to this Agreement and/or any other Security Document (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Manager, the Corporate Guarantor or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

“Security Period” means the period from the date of this Agreement until the date when all moneys owing under this Agreement and the other Security Documents have been repaid in full and all the security created under the Security Documents has been discharged;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the other Creditors) which is at any relevant time, one hundred and twenty five per cent (125%) of the aggregate of (a) the Loan and (b) the Swap Exposure, as at the relevant time;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the other Creditors) which is, at any relevant time, the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Creditors pursuant to clause 8.2.1(b);

“Seller” means:
(a)	in respect of each of the Ebon Ship and the Mili Ship, A.P. Moller Singapore Pte. Ltd of 200 Cantonment Road, Southport #10-00 and includes its successors in title; or

(b)	in respect of the Ralik Ship, Maersk Line UK Ltd. of Maersk House, Braham Street, London E1 8EP, United Kingdom and includes its successors in title, and “Sellers” means both of them;

“Ship”:
(a)	in relation to the Centaurus Borrower, means the Centaurus Ship;

(b)	in relation to the Sagitta Borrower, means the Sagitta Ship;

(c)	in relation to the Ebon Borrower and/or the Ebon Advance, means the Ebon Ship;

(d)	in relation to the Mili Borrower and/or the Mili Advance, means the Mili Ship;

(e)	in relation to the Ralik Borrower and/or the Ralik Advance, means the Ralik Ship;

(f)	in relation to the Refinancing Tranche, means each of the Existing Ships; or

(g)	in relation to the New Ship Tranche, means each of the New Ships, and “Ships” means any or all of them;

“Ship Security Documents”:
(a)	in respect of the Centaurus Ship, means the Centaurus Mortgage, the Centaurus General Assignment, the Centaurus Manager’s Undertaking and any relevant Charter Assignment;

(b)	in respect of the Sagitta Ship, means the Sagitta Mortgage, the Sagitta General Assignment, the Sagitta Manager’s Undertaking and any relevant Charter Assignment;

(c)	in respect of the Ebon Ship, means the Ebon Mortgage, the Ebon General Assignment, the Ebon Manager’s Undertaking and any relevant Charter Assignment;

(d)	in respect of the Mili Ship, means the Mili Mortgage, the Mili General Assignment, the Mili Manager’s Undertaking and any relevant Charter Assignment; or

(e)	in respect of the Ralik Ship, means the Ralik Mortgage, the Ralik General Assignment, the Ralik Manager’s Undertaking and any relevant Charter Assignment;
“SMC” means a safety management certificate issued in respect of a Ship in accordance with rule 13 of the Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Substitute Charter” means, in relation to a Ship, a Charter which:
(a)	provides for a charterhire and tenor similar to the Charter for that Ship described in schedule 3, Part 1, paragraph 11 (in the case of the Existing Ships), or in schedule 3, Part 3 paragraph 17 (in the case of the New Ships); and

(b)	is with a Charterer in all respects acceptable to the Agent; and

(c)	is governed by English law and is freely assignable to the Security Agent; and

(d)	is approved by the Agent (acting on the instructions of all the Banks in their absolute discretion) in all other respects;

“Swap Assignment” means the assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent in relation to certain of the rights of the Borrowers under the Master Swap Agreement in the form set out in schedule 12;

“Swap Exposure” means, as at any relevant time, the amount certified by the Swap Provider to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred at the relevant time in relation to all continuing Designated Transactions;

“Swap Provider” means DnB NOR Bank ASA, a company incorporated in Norway with its registered office at Stranden 21, P.O. Box 1171 Sentrum, N-0107 Oslo, Norway acting for the purposes of this Agreement through its branch at 20 St. Dunstan’s Hill, London EC3R 8HY, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means 31 July 2011 or such later date as the Agent (acting on the instructions of all the Banks) may in its absolute discretion agree in writing;

“Total Commitment” means, at any relevant time, the total of the Commitments of all the Banks at such time as reduced by any relevant term of this Agreement;

“Total Loss” in relation to a Ship means:
(a)	actual, constructive, compromised or arranged total loss of such Ship; or

(b)	the Compulsory Acquisition of such Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any person (including a Government Entity or persons acting or purporting to act on behalf of a Government Entity), unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;
“Tranche” means each of the Refinancing Tranche and the New Ship Tranche and:
(a)	in relation to each of the Existing Ships, means the Refinancing Tranche; or

(b)	in relation to each of the New Ships, means the New Ship Tranche, and “Tranches” means both of them;

“Transaction” has the meaning given in the Master Swap Agreement;

“Transfer Certificate” means a certificate in substantially the form set out in schedule 4;

“Transferee Bank” has the meaning ascribed thereto in clause 15.3;

“Transferor Bank” has the meaning ascribed thereto in clause 15.3;

“Trust Deed” means a trust deed in the form, or substantially in the form, set out in schedule 5;

“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the

Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof); and

“Underlying Documents” means, together, the Management Agreements, the Contracts and any Charters and “Underlying Document” means any of them.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel 2 Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	“control” means, in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:
(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or

(b)	the holding beneficially of more than 50 per cent of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “controlled” shall be construed accordingly;

1.4.8	two or more persons are “acting in concert” if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the Corporate Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the Corporate Guarantor;

1.4.9	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.10	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrowers and the Creditors) the Borrowers shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6	Banks’ Commitment

For the purposes of the definition of “Majority Banks” in clause 1.2 and the relevant provisions of the Security Documents, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2	The Total Commitment, the Tranches and the Advances

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrowers, jointly and severally, in two (2) Tranches and upon and subject to the terms of this Agreement, the aggregate principal sum of up to Eighty five million Dollars ($85,000,000). The obligation of each Bank under this Agreement shall be to contribute that proportion of each Tranche or (as the case may be) Advance which, as at the Drawdown Date of such Tranche or, as the case may be, Advance, such Bank’s Commitment bears to the Total Commitment.

2.2	Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or the Borrowers or any of them of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any Creditors (except for its own obligations, if any, as a Bank or Swap Provider) under this Agreement or the Master Swap Agreement.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, each Tranche or any Advance thereof shall be made to the Borrowers following receipt by the Agent from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the proposed Drawdown Date which shall be a Banking Day falling within the Drawdown Period. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.5	Amounts, timing and limitations of Tranches and Advances

2.5.1	The aggregate amount of both Tranches shall not exceed the Total Commitment.

2.5.2	The Refinancing Tranche:
(a)	shall not exceed the lower of (i) Sixty five million Dollars ($65,000,000) and (ii) the amount in Dollars which is sixty five per cent (65%) of the aggregate market values of the Existing Ships determined in accordance with valuations obtained for the Existing Ships pursuant to schedule 3, Part 2;

(b)	shall be applied in refinancing the Existing Indebtedness in full and any balance thereof to provide the Borrowers with general working capital;

(c)	shall be drawn down in a single drawdown in one amount; and

(d)	shall be paid by the Agent (i) up to the amount of the Existing Indebtedness to the relevant Borrowers owing the Existing Indebtedness or directly to the relevant lenders thereof and (ii) as to any balance of the Tranche directly to the Borrowers or any one of them.
2.5.3	The aggregate amount of the New Ship Tranche:
(a)	shall not exceed the lower of (i) Twenty million Dollars ($20,000,000) and (ii) the amount in Dollars which is equal to thirty five per cent (35%) of the aggregate market values of the New Ships as determined in accordance with the valuations obtained for the New Ships pursuant to schedule 3, Part 3; and

(b)	shall be drawn down in three (3) Advances.
2.5.4	The Ebon Advance shall not exceed the lower of (a) Six million eight hundred thousand Dollars ($6,800,000) and (b) thirty five per cent (35%) of the market value of the Ebon Ship determined in accordance with the valuation obtained for such Ship pursuant to schedule 3, Part 3.

2.5.5	The Mili Advance shall not exceed the lower of (a) Six million eight hundred thousand Dollars ($6,800,000) and (b) thirty five per cent (35%) of the market value of the Mili Ship determined in accordance with the valuation obtained for such Ship pursuant to schedule 3, Part 3.

2.5.6	The Ralik Advance shall not exceed the lower of (a) Six million four hundred thousand Dollars ($6,400,000) and (b) thirty five per cent (35%) of the market value of the Ralik Ship determined in accordance with the valuation obtained for such Ship pursuant to schedule 3, Part 3.

2.5.7	Each New Ship Advance:
(a)	shall be applied in or towards payment to the relevant Seller of such part of the Contract Price for the Ship relevant to such Advance, which is payable on the Delivery Date for that Ship;

(b)	shall be drawn down only once the part of the Contract Price referred to in paragraph 2.5.7(a) above has become due and payable;

(c)	shall be paid by the Banks to the relevant Seller directly, unless the relevant Borrower has already paid such part of the Contract Price to the relevant Seller when it was due, in which case the relevant Advance (or part thereof) shall be advanced to the Borrowers; and

(d)	shall not be drawn down unless the Refinancing Tranche has already been drawn down.
2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Agent shall promptly notify each Bank and, subject to the provisions of clause 9, on the Drawdown Date for the relevant Tranche or (as the case may be) Advance, each Bank shall make available to the Agent its portion of such Tranche or (as the case may be) Advance for payment by the Agent in accordance with clause 6.2. The Borrowers acknowledge that payment of a Tranche (or any Advance thereof) or any part thereof to the relevant Seller or to any Borrower, in accordance with clause 6.2, shall satisfy the obligations of the Banks to lend such Tranche or (as the case may be) Advance (or the relevant part thereof) part thereof to the Borrowers.

2.7	Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the end of the Termination Date shall thereupon be automatically cancelled.

2.8	Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, none of the Creditors shall have any responsibility for the application of the proceeds of the Loan or part thereof by the Borrowers.

2.9	Derivative transactions

2.9.1	If, at any time during the Security Period, the Borrowers wish to enter into interest rate swap or other derivative transactions so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall advise the Swap Provider in writing.

2.9.2	Any such swap or other derivative transaction shall be concluded with the Swap Provider under the Master Swap Agreement provided however that no such swap or other derivative transaction shall be concluded unless the Swap Provider first agrees to it in writing. For the avoidance of doubt, other than the Swap Provider’s agreement in writing referred to in the preceding sentence no prior approval is required by the Borrowers from any other Creditor before concluding any such transaction. If and when any such swap or other derivative transaction has been concluded, it shall constitute a Designated Transaction, and the Borrowers shall sign a Confirmation with the Swap Provider and advise the Banks through the Agent promptly after concluding any Designated Transaction.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrowers shall pay interest on each Tranche (or any Advance thereof) in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR for such Interest Period and (c) Mandatory Cost (if any).

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of three (3), six (6) or twelve (12) months or such other period (shorter than twelve (12) months) as the Borrowers may select and the Agent (acting on the instructions of the Majority Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1	the initial Interest Period in respect of each Advance of the New Ship Tranche shall commence on the Drawdown Date for such Advance and each subsequent Interest Period for each such Advance shall commence on the last day of the previous Interest Period for such Advance;

3.3.2	the initial Interest Period in respect of each Advance of the New Ship Tranche drawn down after the first Advance of the New Ship Tranche to be drawn down, shall end on the same day as the then current Interest Period for the other drawn Advance(s) and, on such day, all such Advances shall be consolidated into, and shall thereafter constitute, the New Ship Tranche;

3.3.3	the initial Interest Period in respect of the Refinancing Tranche shall commence on the Drawdown Date for the Refinancing Tranche and each subsequent Interest Period for such Tranche shall commence on the last day of the previous Interest Period for such Tranche;

3.3.4	if any Interest Period for a Tranche would otherwise overrun a Repayment Date for such Tranche, then, in the case of the last Repayment Date for such Tranche, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates for such Tranche, the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date for such Tranche falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the relevant Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.5	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrowers or any of them fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security

Documents (except the Master Swap Agreement), the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR for such period and (d) the Mandatory Cost (if any). Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be ) two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank (including Mandatory Costs, if any).

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrowers and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:
(a)	the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	where applicable, none of the Reference Banks supplies the Agent with a quotation for the purpose of calculating LIBOR; or

(c)	the Agent shall have received notification from Banks whose aggregate Contributions are not less than one-third (1/3rd) of the Loan (or, prior to the first Drawdown Date, whose aggregate Commitments are not less than one-third (1/3rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their Commitments or their Contributions for such Interest Period, or that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits, the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers and to each of the Banks and the Swap Provider. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Agent.

3.6.2	During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the “Alternative Basis”) for funding its Commitment or for maintaining its Contribution. The Alternative Basis may at the relevant Bank’s sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank equivalent to the Margin. The Agent shall calculate the arithmetic mean of the Alternative Basis provided by the relevant Banks (the “Substitute Basis”) and certify the same to the Borrowers, the Banks and the Swap Provider. The Substitute Basis so certified shall be binding upon the Borrowers and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

3.7	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purposes of calculating LIBOR, the interest rate shall be determined, subject to clause 3.6, on the basis of quotations furnished by the other Reference Banks (if any).

4	Repayment and prepayment

4.1	Repayment

4.1.1	The Borrowers shall repay the Refinancing Tranche by twenty four (24) instalments, one such instalment to be repaid on each of the Repayment Dates for the Refinancing Tranche. Subject to the provisions of this Agreement, the amount of each of the first to twenty third instalments (inclusive) for such Tranche shall be One million one hundred and forty thousand Dollars ($1,140,000) and the amount of the twenty fourth and final instalment for such Tranche shall be Thirty eight million seven hundred and eighty thousand Dollars ($38,780,000) (comprising a repayment instalment of One million one hundred and forty thousand Dollars ($1,140,000) and a balloon payment of Thirty seven million six hundred and forty thousand Dollars ($37,640,000) (the “Balloon Instalment”)).

4.1.2	The Borrowers shall repay the New Ship Tranche by eight (8) instalments, one such instalment to be repaid on each of the Repayment Dates for the New Ship Tranche. Subject to the provisions of this Agreement, the amount of each of the instalments in respect of such Tranche shall be Two million five hundred thousand Dollars ($2,500,000).

4.1.3	If the Total Commitment in respect of a Tranche or part thereof is not drawn down in full, the amount of each repayment instalment in respect of such Tranche (including, where relevant, the Balloon Instalment) shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrowers may prepay a Tranche in whole or part (being Five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of Five hundred thousand Dollars ($500,000)), on any Interest Payment Date relating to the Tranche to be prepaid without premium or penalty.

4.3	Cancellation of Commitments and prepayment on Total Loss or sale

4.3.1	Before drawdown

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Agent may result in such Ship being subsequently determined to be a Total Loss) before the Tranche or (as the case may be) Advance relevant to such Ship is drawn down, the obligations of the Banks to make such Tranche or (as the case may be) Advance available shall immediately cease and the Total Commitment shall be immediately reduced by the total amount of such Tranche or (as the case may be) Advance.

4.3.2	Thereafter

(a)	If a Mortgaged Ship is sold (with the prior written consent of the Security Agent pursuant to the relevant Ship Security Documents) or becomes a Total Loss, then the Borrowers shall, on the Disposal Reduction Date for such Mortgaged Ship, prepay:
(i)	a part of the Tranche relevant to such Mortgaged Ship equal to the Relevant Amount for such Mortgaged Ship;
plus
(ii)	if the sale proceeds or (as the case may be) insurance proceeds or Requisition Compensation for such Mortgaged Ship exceed the Relevant Amount for such Mortgaged Ship, also an additional part of the Loan equal to the Surplus Amount for such Mortgaged Ship.
(b)	Any additional part of the Loan prepaid under paragraph (a)(ii) above in respect of a Mortgaged Ship lost or sold, shall be applied:
(i)	in reduction of the outstanding amount of both Tranches but after taking into account the prepayment of a Tranche due under paragraph (i) as a result of the same Mortgaged Ship being lost or sold; and

(ii)	on a pro rata basis as between the Tranches.
4.3.3	Defined terms

For the purposes of this clause 4.3:
(a)	“Applicable Fraction” means, in relation to a Mortgaged Ship, a fraction having a numerator of an amount equal to the market value of such Mortgaged Ship (as most recently determined in accordance with clause 8.2.2) and a denominator of an amount equal to the market values of all Mortgaged Ships relating to the same Tranche (as most recently determined in accordance with clause 8.2.2), in each case as at the Disposal Reduction Date of such Mortgaged Ship;

(b)	“Disposal Reduction Date” means:
(i)	in relation to a Mortgaged Ship which has become a Total Loss, its Total Loss Reduction Date; or

(ii)	in relation to a Mortgaged Ship which is sold in accordance with the provisions of the relevant Ship Security Documents, the date of (and immediately prior to) completion of such sale by the transfer of title to such Mortgaged Ship to the purchaser in exchange for payment of the relevant purchase price;
(c)	“Relevant Amount” means, in relation to a Mortgaged Ship which has become a Total Loss or is sold, the amount in Dollars which is equal to the Applicable Fraction of the Tranche relevant to such Ship outstanding as of the Disposal Reduction Date for such Ship;

(d)	“Surplus Amount” means, in relation to a Mortgaged Ship which has become a Total Loss or is sold, the amount in Dollars which is equal to the sum of the insurance proceeds or Requisition Compensation or (as the case may be) sale proceeds payable to the relevant Borrower as a result of such Total Loss or sale, minus the Relevant Amount for such Mortgaged Ship, provided such sum is a positive figure; and

(e)	“Total Loss Reduction Date” means, in relation to a Mortgaged Ship which has become a Total Loss, the date which is the earlier of:
(i)	the date falling one hundred and eighty (180) days after that on which such Mortgaged Ship became a Total Loss; and

(ii)	the date upon which the relevant insurance proceeds are or Requisition Compensation is, received by the relevant Borrower (or the Security Agent, as such Borrower’s assignee pursuant to the relevant Ship Security Documents).
4.3.4	Interpretation

For the purpose of this Agreement and the other Security Documents, a Total Loss in respect of a Ship shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship, on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of such Ship is given to the insurers of such Ship for the time being;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of such Ship occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any person (including a Government Entity or persons purporting to act on behalf of a Government Entity), which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:
(a)	accrued interest on the amount to be prepaid to the date of such prepayment;

(b)	any additional amount payable under clauses 6.6 or 12.2; and

(c)	all other sums payable by the Borrowers to the Creditors under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.1.
4.5	Notice of prepayment; reduction of repayment instalments

4.5.1	No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Agent at least ten (10) Banking Days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the Tranche and the amount thereof to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.5.2	Any amount prepaid pursuant to clause 4.2 in respect of a Tranche shall be applied in reducing the repayment instalments of the relevant Tranche (including, where applicable, the Balloon Instalment) under clause 4.1 proportionately.

4.5.3	Any amount prepaid pursuant to clause 8.2.1(a) shall be applied in prepayment of both Tranches proportionately as between them and in reduction of the repayment instalments of each Tranche (including, where applicable, the Balloon Instalment) under clause 4.1 proportionately.

4.5.4	Any amount of a Tranche prepaid pursuant to clause 4.3 shall be applied in reduction of the repayment instalments of such Tranche (including, where applicable, the Balloon Instalment) under clause 4.1 proportionately.

4.5.5	The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.5.6	No amount prepaid under this Agreement may be re-borrowed.

4.6	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1), the Borrowers shall upon the request of the Swap Provider wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to clause 4.1.

5	Fees and expenses

5.1	Fees

The Borrowers shall pay to the Agent for the account of the Arranger, on or prior to the date of this Agreement, an up-front arrangement fee of such amount as is specified in the Fee Letter.

The fee referred to in this clause 5.1 shall be non-refundable and shall be payable by the Borrowers, whether or not any part of the Total Commitment is ever advanced.

5.2	Expenses

The Borrowers shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Creditors or any of them:

5.2.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents, the syndication of the Loan and/or the securitisation of the Loan and any or all of the Security Documents; and

5.2.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this clause 5 and/or pursuant to the Security Documents shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by, or assessed on, the Creditors or any of them) imposed on or in connection with any of the Underlying Documents, the Security Documents or

the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrowers acknowledge that in performing their respective obligations under this Agreement, the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrowers gross on the due date in order that each of the Banks is put in a position to perform its matching obligations to the relevant third parties. All payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to such account at such bank and in such place as the Agent may from time to time specify for this purpose. Save for payments which are for the account of the Swap Provider and save as otherwise provided in this Agreement or any relevant Security Documents such payments shall be for the account of all Banks and the Agent or, as the case may be, the Security Agent shall distribute such payments in like funds as are received by the Agent or, as the case may be, the Security Agent to the Banks rateably in accordance with their respective Commitment or (if after the first drawdown) Contribution, as the case may be.

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrowers under this Agreement shall be remitted in Dollars on the Drawdown Date for the relevant Tranche or (as the case may be) Advance, to the account of the Agent at such bank as the Agent may have notified to the Banks and shall be paid by the Agent to such account as is specified in the Drawdown Notice for such Tranche or (as the case may be) Advance.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Agent or the Security Agent or any Bank or the Swap Provider as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers and (in the case of a certificate or determination by the Agent or the Security Agent) on the other Creditors.

6.6	Grossing-up for Taxes

6.6.1	If at any time the Borrowers are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor (or if the Agent or, as the case may be, the Security Agent is required to make any such deduction or withholding from a payment to a Bank), the sum due from the Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2	For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrowers to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Security Agent shall maintain a control account showing the Loan, interest and other sums owing and/or payable by the Borrowers under the Security Documents. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Agent from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Creditors or any of them under the Security Documents, the Agent shall apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	firstly, in or towards payment, on a pro rata basis, of any unpaid costs and expenses of the Agent and the Security Agent under, or in relation to, the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Agent or any other Creditor under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Banks, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to any Bank for any loss suffered by reason of any payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement;

6.9.6	sixthly, in or towards payment to the Swap Provider of any amounts owing to it under the Master Swap Agreement; and

6.9.7	seventhly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in this clause 6.9.3 to 6.9.7 may be varied by the Agent if the Majority Banks so direct, without any reference to, or consent or approval from, the Borrowers.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to each Creditor that:

7.1.1	Due incorporation

the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liabilities companies or (as the case may be) corporations, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrowers’ Security Documents to which it is or is to be a party and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other member of the Group or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or any other member of the Group or any other Security Party;

7.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any other member of the Group or any other Security Party which could have a material adverse effect on the business, assets, management prospects, performance, operations, results of operations, properties or the condition (financial or otherwise) of any of the Borrowers or any other member of the Group or any other Security Party or the Group as a whole;

7.1.6	No filings required

save for the registration of the Mortgages under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages) and the choice of Marshall Islands law to govern the Mortgages, and the submissions by the Security Parties therein to the non-exclusive jurisdiction of the English courts are valid and binding;

7.1.8	No immunity

none of the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is a party or the performance by each Security Party of its obligations under the Security Documents to which it is a party, respectively, has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.10	Financial statements correct and complete

the audited consolidated financial statements of the Group in respect of the financial year ended on 30 December 2010 as and when delivered to the Agent, have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the date they were prepared and the consolidated results of the operations of the Group for the financial period ended on such date and, as at such date no member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.11	Compliance with laws and regulations

each of the Borrowers is in compliance with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation); and

7.1.12	No material adverse change

there has been no material adverse change in the business, management, assets, operations, results of operations, properties, performance, prospects or the condition (financial or otherwise) of any of the Borrowers or the Manager or the Corporate Guarantor or the Group as a whole from that existing on the date of this Agreement as described by or on behalf of the Borrowers and/or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement.

7.2	Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to each Creditor that:

7.2.1	Pari passu

the obligations of each Borrower under this Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;

7.2.2	No default under other Indebtedness

none of the Borrowers nor any other member of the Group nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information

the information, exhibits and reports furnished by any Security Party to the Agent and/or the Arranger in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ships

each Ship will, on the Drawdown Date of the Tranche or (as the case may be) Advance relevant to such Ship, be:
(a)	in the absolute ownership of the relevant Borrower who will, on and after such Drawdown Date, be the sole, legal and beneficial owner of such Ship;

(b)	permanently registered through the Registry as a ship under the laws and flag of the relevant Flag State;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
7.2.7	Ships’ employment

save for any relevant Charter delivered to the Agent prior to the date of this Agreement, no Ship is nor will, on or before the Drawdown Date of the Tranche or (as the case may be) Advance relevant to such Ship, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship Security Documents, would have required the consent of the Agent or, as the context may require, the Security Agent and on or before the Drawdown Date of the Tranche or (as the case may be) Advance relevant to such Ship, there will not be any agreement or arrangement whereby the Earnings (as defined in the General Assignment for such Ship) of such Ship may be shared with any other person;

7.2.8	Freedom from Encumbrances

none of the Ships, nor its Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship Security Documents) nor the Operating Account for such Ship nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date of the Tranche or (as the case may be) Advance relevant to such Ship, subject to any Encumbrance;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent:
(a)	the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)	the Borrowers and the other Relevant Parties and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(c)	neither the Borrowers nor any other Relevant Party nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have received notice of any Environmental Claim that the Borrowers or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;
7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against the Borrowers or any of the Ships or any other Relevant Party or any other Relevant Ship or, to the best of the

Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent, there has been no emission, spill, release or discharge of a Pollutant from any of the Ships or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrowers nor, to the best of the Borrowers’ knowledge and belief (having made due enquiry), from any Relevant Ship owned by, managed or crewed by or chartered to any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are or will, when delivered, be true and complete copies of such documents; such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their terms and there have been no amendments or variations thereof or defaults thereunder; and

7.2.13	Shareholdings and management
(a)	each of the Borrowers is a wholly-owned direct Subsidiary of the Corporate Guarantor;

(b)	all of the issued shares in the Manager are legally and beneficially owned by DSI;

(c)	no less than 10.5% of the total issued voting share capital of the Corporate Guarantor and no less than 10.5% of the total issued share capital of the Corporate Guarantor, is legally and beneficially owned by DSI; and

(d)	Mr. Simeon Palios is the Chief Executive Officer, the Chairman and a member of the board of directors of the Corporate Guarantor.
7.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each Interest Payment Date, the Borrowers shall (a) be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 (other than clauses 7.2.13(c) and (d)) as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to each of the Creditors that the then latest financial statements delivered to the Agent by the Borrowers (if any) under clause 8.1.5 have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrowers and the consolidated financial position of the Group, respectively, as at the end of the financial period to which the same relate and the results of the operations of the Borrowers and the consolidated results of the operations of the Group, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrowers nor the Corporate Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, they will:

8.1.1	Notice of Default

promptly inform the Agent of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2	Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Use of proceeds

use the Loan or, as the case may be, the Tranches or any Advances thereof for their benefit and under their full responsibility and exclusively for the purposes specified in clauses 1.1 and 2.5;

8.1.4	Pari passu and subordination
(a)	ensure that their obligations under this Agreement shall, without prejudice to the provisions of clause 8.3 and the security intended to be created by the Security Documents, at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	ensure that the obligations (if any) of the Borrowers to repay any loan advanced to them by their shareholders or any other member of the Group are at all times fully subordinated towards their obligations to the Creditors under this Agreement and the other Security Documents and that any such loans or advances are and remain at all times on terms and conditions acceptable to the Banks in all respects;
8.1.5	Financial statements, valuations and Compliance Certificate
(a)	prepare or cause to be prepared consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (but commencing with the financial year ended on 31 December 2011) and cause the same to be reported on by their auditors and prepare or cause to be prepared unaudited consolidated financial statements of the Group on the same basis as the annual statements in respect of each financial quarter, including on a year to date basis (but commencing with the financial quarter ended on 31 March 2011) and, only upon request by the Agent, prepare or cause to be prepared individual financial statements of each of the Borrowers on the same basis as the annual statements of the Group in respect of each financial year, and deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of audited financial statements) or ninety (90) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

(b)	deliver or cause to be delivered to the Agent a valuation of each Fleet Vessel (as defined in the Corporate Guarantee) prepared in accordance with, and in the manner specified in, clause 8.2.2 (at the expense of the Borrowers) at the time when any annual or semi-annual consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5(a) and clause 5.1.4 of the Corporate Guarantee (and for the purpose of any such valuations of Fleet Vessels, the provisions of clause 8.2.2.shall apply mutatis mutandis), and each such valuation shall be dated as at the end of the financial period to which the financial statements accompanying such valuation are prepared; and

(c)	deliver to the Agent in sufficient copies for all the Banks, a Compliance Certificate for the relevant period executed by the Corporate Guarantor and counter-signed by the Chief Financial Officer or two authorised Directors of the Corporate Guarantor at the time when any unaudited or audited consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5(a) and clause 5.1.4 of the Corporate Guarantee;
8.1.6	Delivery of reports

deliver to the Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by the Borrowers or any member of the Group to its shareholders or creditors generally, at the same time if is issued or given;

8.1.7	Provision of further information

provide the Agent with such financial and other information concerning the Borrowers, the other Security Parties, any other member of the Group, the Group as a whole and their respective affairs as the Agent may from time to time reasonably require, including, without limitation, regarding their financial standing, commitments, operations, vessel sales or purchases, any new borrowings, any material litigation, arbitration and administrative proceedings and all major financial developments in relation to each Security Party, any other member of the Group and the Group as a whole;

8.1.8	Know your customer information

deliver to the Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity and knowledge of the Agent’s or any Bank’s or the Swap Provider’s customers and the compliance by the Agent or any Bank or the Swap Provider with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Agent’s or any Bank’s or any Swap Provider’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

8.1.9	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by them under the Security Documents;

8.1.10	Compliance with Code

and will procure that the Manager or any Operator will, comply with and ensure that each Ship and the Manager or any Operator at all times complies with the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period and will procure that each member of the Group and each vessel thereof complies with the requirements of the Code;

8.1.11	Withdrawal of DOC and SMC

and will procure that the Manager or any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of its Operator’s DOC or the SMC in respect of any Ship;

8.1.12	Issuance of DOC and SMC

and will procure that the Manager or any Operator will, promptly inform the Agent upon the issue to any of the Borrowers, the Manager or any Operator of a DOC and to each Ship of an SMC or the receipt by any of the Borrowers, the Manager or any Operator of notification that its application for the same has been refused;

8.1.13	ISPS Code Compliance

and will procure that the Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC respect of each Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of each Ship; and

(c)	procure that each Ship and any other vessel of the Group will comply at all times with the ISPS Code;
8.1.14	Charters

advise the Agent promptly of any Charter of any Ship and (i) forthwith after its execution deliver a certified copy of each such Charter to the Agent, (ii) forthwith following demand by the Agent execute a Charter Assignment of any such Charter in favour of the Security Agent and any notice of assignment required in connection therewith and promptly procure the service of any such notice of assignment on the relevant Charterer and the acknowledgement of such notice by the relevant Charterer and (iii) pay on demand by the Agent all legal and other costs incurred by the Agent or any other Creditor in connection with any such Charter Assignments;

8.1.15	Intra-Group transactions

ensure that any transactions, agreements or other arrangements (if any) entered into by it with any members of the Group, are entered into on an arm’s length basis and for full value and consideration; and

8.1.16	Conditions subsequent
(i)	deliver to the Agent not later than fifteen (15) days after the Drawdown Date of the Tranche or (as the case may be) Advance relevant to each Ship, an acknowledgement from the relevant Charterer of the notice of assignment of the relevant Charter in respect of that Ship delivered to the Agent under schedule 3, Part 1, paragraph 11 (in the case of the Existing Ships), or in schedule 3, Part 3, paragraph 17 (in the case of the New Ships), in each case under each relevant Charter Assignment and each in the form prescribed in the relevant Charter Assignment; and

(ii)	deliver to the Agent by 30 June 2011 the audited consolidated financial statements of the Group in respect of the financial year ended on 3 December 2010.
8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Agent (acting on the instructions of the Majority Banks) shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:
(a)	prepay within a period of ten (10) days of the date of receipt by the Borrowers of the Agent’s said notice, such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment made between the date of the notice and the date of such prepayment) being equal to or less than the Security Value; or

(b)	within ten (10) days of the date of receipt by the Borrowers of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan and amounts owing under the Master Swap Agreement, as shall be acceptable to the Banks, having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.
The provisions of clause 4.4 and any relevant provisions of clause 4.5 shall apply to prepayments made under clause 8.2.1(a).

8.2.2	Valuation of Mortgaged Ships

Each of the Mortgaged Ships shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent (acting on instructions of the Majority Banks) shall require by one (1) of the Approved Shipbroker nominated by the Borrowers or, failing such nomination, appointed by the Agent and, additionally, and only if requested by the Agent within fifteen (15) days from the date when the Agent receives the said first valuation under this clause 8.2.2, by a second Approved Shipbroker appointed by the Agent. Each such valuation shall be not older than fifteen (15) days and shall be addressed to the Agent (with a copy to the Borrowers) and made without, unless required by the Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning such Mortgaged Ship. If only one (1) valuation of a Mortgaged Ship is obtained, it shall constitute the value of such Mortgaged Ship for the purpose of this clause 8.2.2. In the event that two (2) valuations are obtained for a Mortgaged Ship and they differ between them by more than ten per cent (10%), then the Agent may, in its sole discretion, obtain a third valuation of a Mortgaged Ship from another Approved Shipbroker and made on the same basis as the other two valuations for such Mortgaged Ship. The arithmetic mean of the valuations for a Mortgaged Ship eventually obtained in accordance with this clause shall constitute the value of such Mortgaged Ship for the purposes of this clause 8.2.

The value of each Mortgaged Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any such further valuation shall be obtained.

8.2.3	Information

The Borrowers jointly and severally undertake with each Creditor to supply to the Agent and to any such Approved Shipbrokers such information concerning each Mortgaged Ship and its condition as such Approved Shipbroker may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuation of the Mortgaged Ships referred to in clause 8.2.2 up to four (4) times per calendar year (and taking into account any valuation of the Mortgaged Ships included in the valuations obtained under clause 8.1.5(b)), any valuation of the Fleet Vessels referred to in clause 8.1.5(b) and/or in the Corporate Guarantee, the valuations of the Ships referred to in schedule 3, and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1, shall be borne by the Borrowers Provided however that, if a Default shall have occurred, the cost of any and all such valuation or valuations of the Mortgaged Ships and the Fleet Vessels shall be borne by the Borrowers.

8.2.5	Valuation of additional security

For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Security Agent shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrowers jointly and severally undertake with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, the Borrowers will not, without the prior written consent of the Agent:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party (other than the Corporate Guarantor) or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into any demerger, amalgamation or corporate reconstruction or redomiciliation of any type;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Agent in relation to their respective undertakings, assets, rights and revenues taken as a whole) of their respective present or future undertakings, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading but in any event excluding the Ships or any other asset or rights subject to the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership, chartering and operation of the Ships and the chartering of the Ships to third parties;

8.3.5	Acquisitions

acquire any further assets other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Ships;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with, any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than the Creditors) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of a Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders Provided however that each Borrower may declare or pay dividends to the Corporate Guarantor, if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends or would occur as a result thereof;

8.3.13	Change of management of a Ship

appoint any person to carry out the commercial and technical management of the Ship other than the Manager or terminate a Management Agreement or vary or amend the terms thereof;

8.3.14	Designated Transactions

enter into any derivative transactions other than Designated Transactions; or

8.3.15	Subsidiaries

form or acquire any Subsidiaries; or

8.3.16	Financial year, auditors and constitutional documents
(a)	change, cause, permit or agree to any change in, the way of computation of their financial year;

(b)	change, permit or agree to any change of, their auditors from those existing on the date of this Agreement; or

(c)	change, amend or vary, or agree to or permit any change, amendment or variation of or to, their constitutional documents or their constitutional or legal name.
9	Conditions

9.1	Documents and evidence

9.1.1	Commitments

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received, not later than the date of this Agreement, the documents and evidence specified in Part 1 of schedule 3 in form and substance satisfactory to the Agent.

9.1.2	Refinancing Tranche

The obligation of each Bank to make the Refinancing Tranche available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received, on or prior to the drawdown of the Refinancing Tranche, the documents and evidence specified in Part 2 of schedule 3 in respect of such Tranche and the Ships relevant to it, in form and substance satisfactory to the Agent.

9.1.3	Advances of the New Ship Tranche

The obligation of the Banks to make an Advance of the New Ship Tranche available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received, on or prior to the drawdown of such Advance for a Ship, the documents and evidence specified in Part 3 of schedule 3 in respect of such Advance and the Ship relevant to it, in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligation of each Bank to contribute to any Tranche or any Advance thereof shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Tranche or (as the case may be) Advance, and at the time of the making of such Tranche or (as the case may be) Advance:

9.2.1	the representations and warranties contained in (a) clauses 7.1, 7.2 and 7.3(b) and (b) clause 4 of the Corporate Guarantee, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of such Tranche or (as the case may be) Advance.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Agent (acting on the instructions of the Majority Banks) may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Agent on such request further favourable certificates and/or favourable opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2	Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrowers or any of them as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Date has occurred or been or become capable of being effectively designated under the Master Swap Agreement by the Swap Provider or (c) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3	Breach of Insurance and certain other obligations: any of the Borrowers or, as the context may require, the Manager fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels such Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for such Insurances or for any other failure or default on the part of any of the Borrowers or any other person or any of the Borrowers commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clauses 8.1.5, 8.1.16, 8.2 or 8.3, or the Corporate Guarantor commits any breach or fails to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.1.4, 5.2 or 5.3 of the Corporate Guarantee; or

10.1.4	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within fourteen (14) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6	Cross-default: any Indebtedness of any Security Party or any other member of the Group is not paid when due or any Indebtedness of any Security Party or any other member of the Group becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or any other member of the Group of a voluntary right of prepayment), or any creditor of any Security Party or any other member of the Group becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party or other member of the Group relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or any other member of the Group shall have satisfied the Agent that such withdrawal, suspension or cancellation will not affect or prejudice in any way the ability of the relevant Security Party or of the relevant member of the Group to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or any other member of the Group in respect of Indebtedness is not honoured when due and called upon Provided that the amount or aggregate amount at any one time, of all Indebtedness of any Security Party or any other member of the Group in relation to which any of the foregoing events shall have occurred and be continuing, is equal to or greater than Two million Dollars ($2,000,000) or its equivalent in the currency which the same is denominated or payable; or

10.1.7	Legal process: any judgment or order made against any Security Party or other member of the Group is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other member of the Group and is not discharged within seven (7) days; or

10.1.8	Insolvency: any Security Party or other member of the Group is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.9	Reduction or loss of capital: a meeting is convened by any Security Party or other member of the Group for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10	Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or other member of the Group or an order is made or resolution passed for the winding up of any Security Party or other member of the Group or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11	Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or other member of the Group or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other member of the Group; or

10.1.12	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or other member of the Group or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other member of the Group; or

10.1.13	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other member of the Group or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or

10.1.14	Analogous proceedings: there occurs, in relation to any Security Party or other member of the Group, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party or other member of the Group otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party or any other member of the Group suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or any other member of the Group are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.18	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21	Material adverse change: there occurs, in the opinion of the Agent, a material adverse change in the business, management, assets, operations, results of operations, properties, performances, prospects or the condition (financial or otherwise) of any Borrower or any other Security Party or any other member of the Group from that existing on the date of this Agreement, as described by or on behalf of the Borrowers or any other Security Party to the Agent and/or the Arranger in the negotiation of this Agreement which in the reasonable opinion of the Agent (following consultation with the Banks) is likely, materially and adversely, to affect the ability of any Security Party to perform all or any of its obligations under, or otherwise to comply with the terms of, any of the Security Documents; or

10.1.22	Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and such Borrower shall fail to procure the release of such Ship within a period of three (3) days thereafter; or

10.1.23	Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Agent (acting on the instructions of the Majority Banks) or if such registration of such Ship is not renewed at least thirty (30) days prior to the expiry of such registration; or

10.1.24	Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in the Flag State of any Ship by unconstitutional means if, in any such case such event could in the opinion of the Agent reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.25	Environment: any Borrower and/or any other Relevant Party and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental

Approval or any of the Ships or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Majority Banks acting through the Agent, reasonably be expected to have an adverse effect on the business, assets, operations, property or financial condition of any Borrower or any other Security Party, or on the security constituted by any of the Security Documents or on the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents; or

10.1.26	P&I: any Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which such Borrower’s Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27	Shareholdings:
(a)	any of the Borrowers ceases at any time to be a wholly-owned direct Subsidiary of the Corporate Guarantor; or

(b)	there is any change in the legal and/or beneficial ownership of any of the shares of the Manager, from that existing on the date of this Agreement, as set out in clause 7.2.13; or

(c)	any person, or persons acting in concert (other than DSI or any financial institution acting as a passive investor), become at any time the legal or ultimate beneficial owners of a higher percentage of the total issued share capital of the Corporate Guarantor, than the percentage of the total issued share capital of the Corporate Guarantor, owned in aggregate at that time by DSI and each of (i) the Chief Executive Officer, (ii) the President, (iii) the Chief Financial Officer and Treasurer and (iv) the Executive Vice-President and Secretary of DSI on the date of this Agreement; or

(d)	Mr. Simeon Palios ceases to hold an executive position in the Corporate Guarantor or to be actively involved in the management of the Corporate Guarantor; or
10.1.28	De-listing:

the shares of the Corporate Guarantor are de-listed or cease to trade on NASDAQ; or

10.1.29	Charters: any of the Charters in respect of the Ships as delivered to the Agent prior to the date of this Agreement (as described in schedule 3, Part 1, paragraph 11 (in the case of the Existing Ships), or in schedule 3, Part 3, paragraph 17 (in the case of the New Ships)) is cancelled or terminated or becomes frustrated for any reason whatsoever (other than expiry by effluxion of time or the relevant Ship becoming a Total Loss), unless:
(a)	within 15 days from such event:
(i)	the relevant Borrower has entered into a Substitute Charter for that Ship; and

(ii)	the Borrowers have delivered to the Agent such Substitute Charter duly executed and the relevant Borrower has executed such documents and evidence in respect of such Substitute Charter (including a Charter Assignment of the same), and the Borrowers have delivered to the Agent such other documents and evidence, as are specified in clause 8.1.14 in respect of such Substitute Charter; and
(b)	within 30 days from such event, the Borrowers have provided to the Agent evidence that the relevant Ship has been delivered for service under such Substitute Charter and accepted for service thereunder by the relevant Charterer; or

10.1.30	Accounts: moneys are withdrawn from any of the Operating Accounts other than in accordance with clause 14 or as otherwise provided in this Agreement; or

10.1.31	Manager: any Ship ceases to be managed by the Manager; or

10.1.32	Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents; or

10.1.33	Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (a) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (b) the security created by any of the Security Documents.

10.2	Acceleration

The Agent may, and if so requested by the Majority Banks shall, without prejudice to any other rights of the Banks, at any time after the happening of an Event of Default by notice to the Borrowers declare that:

10.2.1	the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2	the Loan and all interest accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.4	Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider is also a Bank.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrowers shall on demand indemnify each Creditor, without prejudice to any of such Creditor’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by any Security Party of any sum under any of the Security Documents when due;

11.1.2	the occurrence of any other Event of Default;

11.1.3	any prepayment of the Loan or part thereof being made under clauses 4.2, 4.3, 8.2.1 or 12.1, or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	any Tranche or any Advance thereof not being made for any reason (excluding any default by any Creditor) after the Drawdown Notice for such Tranche or (as the case may be) Advance has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred by the relevant Creditor in maintaining or funding its Contribution or, as the case may be, Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, Commitment or any part thereof or in terminating or reversing or otherwise in connection with, any interest rate and/or currency swap or other derivative transaction or other arrangement entered into by a Creditor (whether with another legal entity or with another office or department of such Creditor) to hedge any exposure arising under this Agreement or in terminating, reversing, or otherwise in connection with, any open position arising under this Agreement, or any other amount owing to such Creditor.

11.2	Currency indemnity

If any sum due from the Borrowers or any of them under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers or any of them, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrowers shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to contribute to a Tranche or an Advance thereof or to maintain its Commitment or fund its Contribution, such Bank shall promptly, through the Agent, give notice to the Borrowers whereupon (a) such Bank’s Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay such Bank’s Contribution either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or of compliance by a Bank with any Capital Adequacy Law, is to:

12.2.1	subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank’s Commitment available or maintaining or funding all or part of such Bank’s Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4	reduce any Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank’s obligations under any of the Security Documents; and/or

12.2.5	require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6	require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	such Bank shall (through the Agent) notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)	the Borrowers shall on demand made at any time whether or not such Bank’s Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.
For the purposes of this clause 12.2 “holding company” means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

12.3	Exception

Nothing in clause 12 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

12.4	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in an increased payment required to be made by the Borrowers under clause 6.6 or clause 12.2 then, without in any way limiting the obligations of the Borrowers under either of these clauses, the relevant Bank shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Security Documents to another of its offices not affected by the circumstances which gave rise to such increased payment, but no Bank shall be under any obligation to take any such action if in its opinion, to do so would or might:

12.4.1	be prejudicial to such Bank (or, as the case may be, its holding company); or

12.4.2	have an adverse effect on such Bank’s or its holding company’s business, operations, administration or financial condition; or

12.4.3	involve such Bank or its holding company in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation or such Bank’s general banking policies; or

12.4.4	involve such Bank or its holding company in any expense (unless indemnified to its satisfaction) or tax disadvantage.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by the Agent and/or the Security Agent under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied in the following manner:

13.1.1	first, in or towards payment of all unpaid costs and expenses which may be owing to the Creditors or any of them under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid fees payable to the Creditors or any of them;

13.1.3	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4	fourthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.5	fifthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid or prepaid and which amounts are so payable under this Agreement;

13.1.6	sixthly, in or towards payment to the Swap Provider of any amounts owing to it under the Master Swap Agreement;

13.1.7	seventhly, in or towards payment to any Creditor of any other sums owing to it under any of the Security Documents; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.2	Pro rata payments

13.2.1	If at any time any Bank (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrowers under this Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank’s Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1 or 12.2) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clauses 6.1 or 6.9 (as the case may be) then:
(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)	the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrowers and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)	as between the Borrowers and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrowers to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.
13.2.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank’s pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.2.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.2.

13.2.4	Notwithstanding the foregoing provisions of this clause 13.2, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.3	Set-off

13.3.1	Each Borrower authorises each Creditor (without prejudice to any of such Creditor’s rights at law, in equity or otherwise), at any time and without notice to such Borrower, to apply any credit balance to which such Borrower is then entitled standing upon any account of such Borrower with any branch of such Creditor in or towards satisfaction of any sum due and payable from such Borrower to such Creditor under any of the Security Documents. For this purpose, each Creditor is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.3.2	No Creditor shall be obliged to exercise any right given to it by this clause 13.2. Each Creditor shall notify the Agent and the relevant Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Creditors.

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.2.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or other security interest by a Creditor over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.2.

13.6	Further assurance

The Borrowers jointly and severally undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of each Creditor enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Banks may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.7	Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents (except the Master Swap Agreement), the provisions of this Agreement shall prevail.

14	Operating Accounts

14.1	General

The Borrowers jointly and severally undertake with each Creditor that they will:

14.1.1	on or before the Drawdown Date of the Refinancing Tranche, open each of the Operating Accounts; and

14.1.2	procure that all moneys payable to a Borrower in respect of the Earnings (as defined in the relevant General Assignment) of such Borrower’s Ship shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to clause 2.1 of each of the General Assignment relevant to such Ship, be paid to such Borrower’s Operating Account and that all moneys payable to the Borrowers under the Master Swap Agreement be paid to the Operating Accounts or any of them, Provided however that if any of the moneys paid to any of the Operating Accounts are payable in a currency other than Dollars, the Account Bank shall (and the Borrowers hereby irrevocably and unconditionally instruct the Account Bank to) convert such moneys into Dollars at the Account Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Account terms

Amounts standing to the credit of the Operating Accounts shall (unless otherwise agreed between the Account Bank and the Borrowers) bear interest at the rates from time to time offered by the Account Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Operating Accounts from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year and shall be credited to the Operating Accounts at such times as the Account Bank and the Borrowers shall agree.

14.3	Withdrawals

Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing, no Borrower shall be entitled to withdraw any moneys from its Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, each Borrower may withdraw moneys from its Operating Account:
14.3.1	to pay any amount to the Agent in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents;

14.3.2	to pay the proper and reasonable operating expenses of its Ship;

14.3.3	to pay the proper and reasonable expenses of administering its affairs; and

14.3.4	to make any payments of dividends to the extent permitted by clause 8.3.12.

14.4	Application of accounts

At any time after the occurrence of an Event of Default, the Agent may (and on the instructions of the Majority Banks shall), without notice to the Borrowers, instruct the Account Bank to apply all moneys then standing to the credit of the Operating Accounts or any of them (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of Operating Accounts

The Operating Accounts and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Operating Account Assignments.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Subject to the prior written consent of the Agent, any Bank (the “Transferor Bank”) may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank, financial institution or other person whatsoever (a “Transferee Bank”) by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank. No such transfer is binding on, or effective in relation to, the Borrowers, the Agent or the other Creditors unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrowers and the other Creditors) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as Agent, Security Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in sub-clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrowers or any of them had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Security Agent, the Swap Provider and the Arranger in accordance with the provisions of clause 16 and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)	a Tranche or Advance (or any part thereof) which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of any Security Party against the Transferor Bank had not existed; and

(f)	the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;
15.3.4	the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5	the Borrowers, the Account Bank, the Security Agent, the Swap Provider and the Banks hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrowers, the Security Agent, the Swap Provider, the Account Bank, the Arranger, the Transferor Bank, the Transferee Bank and the other Banks.

15.4	Reliance on Transfer Certificate

15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2	The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank, the Security Agent, the Swap Provider, the Account Bank or any Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent, the other Creditors and the Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall pay to the Agent and/or the Security Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent or, as the case may be, the Security Agent as having been incurred by it in connection with such transfer.

15.6	Documenting transfers

If any Bank transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrowers jointly and severally undertake with each Creditor, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank’s interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate to any other bank or financial institution all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrowers but with the prior written consent of the Agent (acting on the instructions of the Majority Banks).

15.8	Lending offices

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrowers, the Security Agent, the Swap Provider, the Account Bank and the other Banks.

15.9	Disclosure of information

Any Bank may, with the prior written consent of the Agent, disclose to a prospective Transferee Bank or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrowers, the other Security Parties or any of them as such Bank shall consider appropriate.

16	Arranger, Agent and Security Agent

16.1	Appointment of the Agent

Each Bank and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Provider hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2	(whether or not by or through employees or agents) to take such action on such Bank’s or, as the case may be, the Swap Provider’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent’s actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority, or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised) shall be binding on all the Banks, the Swap Provider and the other Creditors.

16.3	Agent’s duties

The Agent shall:

16.3.1	promptly notify each Bank and the Swap Provider of the contents of each notice, certificate or other document received by it from the Borrowers under or pursuant to clauses 8.1.1, 8.1.5, 8.1.6 and 8.1.7; and

16.3.2	(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent’s rights

The Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Agent to act or refrain from acting) in accordance with the instructions of the Banks, and shall be fully protected in so doing;

16.4.2	unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Swap Provider (but shall not be obliged to do so);

16.4.3	refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4	deem and treat (i) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a Transfer Certificate shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Banks in schedule 1 or, as the case may be, in any relevant Transfer Certificate as such Bank’s lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;
16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of any Tranche or any Advance thereof unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrowers; or

16.5.2	be obliged to make any enquiry as to any breach or default by any of the Borrowers or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank or the Swap Provider, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by any of the Borrowers or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7	be liable to any Bank or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank and the Swap Provider acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank’s Commitment or Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any other Creditor with any credit or other information with respect to any Security Party whether coming into its possession before the making of any Tranche or any Advance thereof or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrowers’ performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any other Creditor:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of any of the Borrowers or any other Security Party to the Ships or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks.

16.8	Reliance on documents and professional advice

The Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger’s or, as the case may be, the Agent’s employment).

16.9	Other dealings

The Arranger and the Agent may, without any liability to account to any other Creditor, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the other Creditors as if it was not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Banks” shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1	Subject to clause 16.11.2, the Agent may, with the written consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, shall:
(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with any Security Party; and/or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by any Security Party (or authorise the Security Agent to do so).
Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on all the Creditors.

16.11.2	Except with the prior written consent of all the Banks, the Agent shall have no authority on behalf of the Banks to agree (or authorise the Security Agent to agree) with any Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by any Security Party, if the effect of such amendment, modification, waiver or excuse would be to:
(a)	reduce the Margin;

(b)	postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank’s Commitment;

(e)	extend the Termination Date;

(f)	change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clause 6.9 or clause 13.1;

(h)	change this clause 16.11;

(i)	change the definition of “Majority Banks” in clause 1.2; or

(j)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.
16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank’s Commitment or, following the first drawdown, Contribution), to the extent that the Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank’s Commitment or, following the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent’s own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1	The Agent may, (having given to the Borrowers, each of the Banks and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so), retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Provider as a successor agent:
(a)	a Bank nominated within a period of twenty eight (28) days by the Majority Banks or, failing such a nomination,

(b)	any reputable bank or financial institution experienced in shipping finance nominated by the retiring Agent.
Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks and the Swap Provider. Prior to any such successor being appointed, the Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

16.13.2	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Agent, the Swap Provider and the Banks irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the other Security Documents on the terms set out in this Agreement. By virtue of such appointment, the

Agent, the Swap Provider and each of the Banks hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or any of the other Security Documents together with such powers and discretions as are reasonably incidental thereto.
16.14.2	Retirement
(a)	Without prejudice to clause 16.13, the Security Agent may, having given to the Borrowers and each of the Banks and the Swap Provider not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Agent and the Swap Provider as a successor security agent and trustee:
(i)	a Related Company of the Security Agent nominated by the Security Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(ii)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(iii)	any bank or trust corporation nominated by the retiring Security Agent, and, in any case (A) such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (1) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (2) a duly executed Trust Deed and (B) such successor security agent and trustee shall have duly entered into, whether with the retiring Security Agent and/or with the Borrowers and/or with the Creditors or with any of them, such documents in connection with the Security Documents as the Agent shall require in its absolute discretion.
(b)	Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks, the Agent and the Swap Provider. Prior to any such successor being appointed, the Security Agent agrees to consult with the Borrowers as to the identity of the proposed successor and to take account of any reasonable objections which the Borrowers may raise to such successor being appointed.

(c)	Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrowers) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.
16.15	Powers and duties of the Security Agent

16.15.1	The Security Agent shall have no duties, obligations or liabilities to the Agent, the Swap Provider or any of the Banks beyond those expressly stated in any of the Security Documents. The Agent, the Swap Provider and each of the Banks hereby authorises the Security Agent to enter into and execute:
(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent, and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Agent and the Swap Provider in the manner contemplated by this Agreement.
16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:
(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.
Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Agent and the Swap Provider by the Security Agent and shall be binding on all the Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of all the Banks communicated in writing by the Agent.

16.15.4	The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.15.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2- and for which the prior consent of the Banks is expressly required under clause 16.15.3 — clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5	None of the Banks nor the Swap Provider nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

16.15.6	For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing, each of the Agent, the Swap Provider and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.15.8	Each Bank shall reimburse the Security Agent (rateably in accordance with such Bank’s Commitment or, following the first drawdown, Contribution), to the extent that the Security Agent is not reimbursed by the Borrowers, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrowers under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Security Agent (rateably in accordance with such Bank’s Commitment or, following the first drawdown, Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent’s own gross negligence or wilful misconduct.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:
(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)	receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2	In its capacity as trustee in relation to the Security Documents specified in clause 16.15.1 the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part of all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.
16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Agent, the Banks and the Swap Provider, under and pursuant to this Agreement, to hold the guarantees and/or security created by the other Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks, the Agent and the Swap Provider shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Creditors other than the Agent or the Security Agent) and shall be distributed by the Agent or, as the case may be, the Security Agent (in the case of moneys so received by the Agent or, as the case may be, the Security Agent) in each case in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Swap Provider and/or the Arranger and/or the Banks or any of them to provide for the whole of their respective claims against the Borrowers or any other person liable.

17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2	be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and
17.1.3	be sent:
(a)	if to the Borrowers or any of them at:

c/o Diana Shipping Services S.A. Pendelis 16 Palaio Faliro 175 64 Athens Greece

Fax no: +30 210 942 4975 Attention: Mr Andreas Michalopoulos

(b)	if to the Arranger, the Agent, the Security Agent or the Account Bank at:

DnB NOR Bank ASA 20 St. Dunstan’s Hill London EC3R 8HY England

Fax No: +44 207 626 5956 Attention: Shipping Department

(c)	in the case of a Bank, to its address or facsimile number specified in schedule 1 or in any relevant Transfer Certificate; or

(d)	in the case of the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the Schedule to the Master Swap Agreement,
or to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrowers to any other party (other than the Swap Provider) shall be given to the Agent for onward transmission as appropriate and if such notice, request, demand or other communication is to be given to the Borrowers it shall (except if otherwise provided in the Security Documents) be given through the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5	Borrowers’ obligations

17.5.1	Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to any of the Creditors.

17.5.2	Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Creditors may also continue to treat it as such, whether or not any Creditor is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

17.5.3	Indemnity

The Borrowers hereby agree jointly and severally to keep the Creditors fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of a Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against a Borrower on any ground whatsoever, whether or not known to a Creditor (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of a Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

17.5.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:
(a)	the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of a Borrower or any other person liable;

(b)	the Agent (acting on the instructions of the Majority Banks) or the Security Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, a Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or

(c)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.
17.5.5	Recourse to other security

The Creditors shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against a Borrower or any other person liable and no action taken or omitted by any Creditor in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the Security Documents to which any of them is, or is to be, a party.

17.5.6	Waiver of Borrowers’ rights

Each Borrower agrees with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):
(a)	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

(b)	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrowers or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)	take any steps to enforce any right against any other Borrowers or any other person liable in respect of any such moneys; or

(d)	claim any set-off or counterclaim against the other Borrowers or any other person liable or claiming or proving in competition with any Creditor in the liquidation of any other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any other Security Document now or hereafter held by any Creditor for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Agent, it will prove for the whole or any part of its claim in the liquidation of any other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Banks and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Agent (acting on the instructions of the Majority Banks) shall deem appropriate.
18	Governing law and jurisdiction

18.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of each Creditor, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against the Borrowers or any of them or any of their assets may be brought in the English courts. Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers A. Nicolaou & Co at present of Heath Drive, Potters Road, Herts EN6 1EN, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against any of the Borrowers in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Borrowers may have against any Creditor arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

18.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Commitments

			Commitment
Name	Lending Office	Address for Notices	($)
DnB NOR Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY England	20 St. Dunstan’s Hill London EC3R 8HY England	85,000,000

		Fax no: +44 207 626 5956 Att: Shipping Department

TOTAL COMMITMENT			85,000,000

Schedule 2
Form of Drawdown Notice
(referred to in clause 2.4)
To:	DnB NOR Bank ASA 20 St Dunstan’s Hill London EC3R 8HY England (as Agent)
[•] 2011
U.S.$85,000,000 Loan
Loan Agreement dated [•] 2011 (the “Loan Agreement”)
We refer to the above Loan Agreement and hereby give you notice that we wish to draw down [the Refinancing Tranche] [the [•] Advance], namely $• on [          ] 200[•] and select the first interest period in respect thereof to expire on [•]. The funds should be credited to [name and number of account] with [details of bank in New York City].
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3(b) of the Loan Agreement and (ii) clause 4 of the Corporate Guarantee, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawdown of [the Refinancing Tranche] [the [•] Advance] will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(d)	there has been no material adverse change in our business, management, assets, operations, results of operations, properties, performances, prospects or the condition (financial or otherwise) from that existing on the date of the Loan Agreement as described by us or any other Security Party to the Agent and/or the Arranger in the negotiation of the Loan Agreement; and

(e)	we will use the proceeds of [the Refinancing Tranche] [the [•] Advance]for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings where used.

For and on behalf of
EBON SHIPPING COMPANY INC.

For and on behalf of
LIKIEP SHIPPING COMPANY INC.

For and on behalf of
MILI SHIPPING COMPANY INC.

For and on behalf of
ORANGINA INC.

For and on behalf of
RALIK SHIPPING COMPANY INC.

Schedule 3
Documents and evidence required as conditions precedent to the Loan being made
(referred to in clause 9.1)
Part 1
1	Constitutional documents

copies, certified by the legal adviser of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors of each Security Party and the shareholders of each Security Party (other than the Corporate Guarantor) approving such of the Security Documents to which such Security Party is, or is to be, party and copies of resolutions of the directors of each Security Party approving such of the Underlying Documents to which such Security Party is, or is to be, party, and authorising the signature, delivery and performance of such Security Party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as:
(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party and of the shareholders of such Security Party each duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by any such Security Party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by the legal adviser of such Security Party to be true, complete and up to date;

5	Borrowers’ consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Borrowers that no consents, authorisations, licences or approvals are necessary for that Borrower to authorise or are required by that Borrower in connection with the borrowing by that Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of that Borrower’s Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrowers) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrowers of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Due diligence

evidence that all information required in relation to any Security Party in order for the Agent and each Bank to complete its due diligence formalities in connection with this Agreement and the other Security Documents has been provided and is satisfactory in all respects to the Agent;

8	Money laundering

such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Security Documents and to the identity of any parties to the Security Documents (other than the Creditors) and their directors and officers;

9	Financial Statements

the draft consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010;

10	Certified Underlying Documents

a copy, certified (in a certificate dated no earlier than (5) five Banking Days prior to the date of this Agreement) as a true and complete copy by the legal adviser of each of the Borrowers of each of the Management Agreements, the Contracts and any existing Charter;

11	Charter terms
(a)	evidence that the Centaurus Ship is subject to a Charter with CSAV Valparaiso which:
(i)	has a remaining term ending not earlier than 19 October 2012;

(ii)	provides for a minimum net daily charterhire in the amount of not less than $19,550 per day throughout the charter term; and

(iii)	is governed by English law, subject to English arbitration and freely assignable to the Security Agent;
(b)	evidence that the Sagitta Ship is subject to a Charter with AP Moller-Maersk which:
(i)	has an original remaining term ending not earlier than 15 May 2011;

(ii)	provides for a minimum net daily charterhire in the amount of not less than $15,160 per day throughout the charter term;

(iii)	is governed by English law, subject to English arbitration and freely assignable to the Security Agent;

(iv)	has been validly extended for a further term from 15 May 2011 until 15 June 2013 (the “Charter Extension”); and

(v)	provides for a minimum net daily charterhire in the amount of not less than $21,505 per day payable throughout the extended charter term under the Charter Extension;
12	Marshall Islands opinion

an opinion of Cozen O’Connor, special legal advisers on matters of Marshall Islands law to the Agent;

13	Panamanian opinion

an opinion of Patton, Moreno & Asvat, special legal advisers on matters of Panamanian law to the Agent;

14	Operating Accounts

evidence that the Operating Accounts have been opened together with mandate forms in respect thereof and each of them has a credit balance of at least $10;

15	Security Documents

the Fee Letter, the Master Swap Agreement, the Corporate Guarantee, the Operating Account Assignments and the Swap Assignment, each duly executed;

16	Fees

evidence that any fees due under clause 5.1 have been paid in full;

17	Borrowers’ process agent

a letter from each Borrower’s agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as such Borrower’s agent; and

18	Security Parties’ process agent

a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under each of the Security Documents in which it is or is to be appointed as such Security Party’s agent.

Part 2
1	Past conditions precedent

Evidence that the conditions precedent referred to in Part 1 of this schedule 3, remain satisfied;

2	Drawdown Notice

the Drawdown Notice in respect of the Refinancing Tranche duly executed;

3	Ship conditions

evidence that each of the Existing Ships (for the purposes of this Part 2 only, the “Relevant Ships”):

3.1	Registration and Encumbrances

is permanently registered in the name of the relevant Borrower under the laws and flag of the relevant Flag State through the relevant Registry and that the Relevant Ship and its Earnings, Insurances and Requisition Compensation (each as defined in the relevant Ship Security Documents) are free of Encumbrances;

3.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

3.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Relevant Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Relevant Ship); and

3.4	Charter

has been delivered to and accepted by the relevant charterer for service under the relevant Charter to which it is subject, as specified in paragraph 11 of Part 1 of this schedule 3;

4	Ship Security Documents

the Ship Security Documents (including the relevant Charter Assignments in respect of the Charters referred to in paragraph 11 of Part 1 of this schedule 3) for the Relevant Ships, together with the other documents to be delivered to the Security Agent pursuant thereto, duly executed;

5	Mortgage registration

evidence that the relevant Mortgages have been permanently registered against the Relevant Ships under the laws and flag of the relevant Flag State through the relevant Registry;

6	Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

7	Notices of assignment

copies of duly executed notices of assignment in the forms prescribed by the relevant Ship Security Documents in respect of the Relevant Ships;

8	Marshall Islands opinion

an opinion of Cozen O’Connor, special legal advisers on matters of Marshall Islands law to the Agent;

9	Panamanian opinion

an opinion of Patton, Moreno & Asvat, special legal advisers on matters of Panamanian law to the Agent;

10	Further opinions

any such further opinion as may be required by the Agent;

11	Insurance opinion

an opinion from insurance consultants to the Agent on the insurances effected or to be effected in respect of the Relevant Ships upon and following the relevant Drawdown Date of the Refinancing Tranche in form and substance satisfactory to the Agent;

12	ISPS Code compliance

12.1	evidence satisfactory to the Agent that the Relevant Ships are subject to a ship security plan which complies with the ISPS Code; and

12.2	a copy certified (in a certificate dated no earlier than five (5) Banking Days before the date of this Agreement) as a true and complete copy by an officer or a legal advisor of the Borrowers of the ISSC for the Relevant Ships and the continuous synopsis record required by the ISPS Code in respect of the Relevant Ships;

13	SMC/DOC

a copy, certified (in a certificate dated no earlier than five (5) Banking Days before the date of this Agreement) as a true and complete copy by an officer of the Borrowers of the DOC issued to the Operator of the Relevant Ships and the SMC for the Relevant Ships;

14	Valuation

a valuation of the Relevant Ships made (at the cost of the Borrowers) by one (1), two (2) or (as the case may be) three (3) Approved Shipbrokers nominated in accordance with the provisions of clause 8.2.2, demonstrating the market value of the Relevant Ships, on the basis and in the manner set out in clause 8.2.2 and each dated not earlier than fifteen (15) days from the Drawdown Date of the Refinancing Tranche;

15	Indebtedness and release of security

evidence that the Existing Indebtedness has been repaid in full and that the relevant Borrowers’ obligations under the relevant loan and security documents have been discharged and any security given by them or any other person has been released; and

16	Further matters/conditions

any such other matter or conditions as may be required by the Agent.

Part 3
1	Past conditions precedent

Evidence that the conditions precedent referred to in Parts 1 and 2 of this schedule 3, remain satisfied;

2	Drawdown Notice

the Drawdown Notice in respect of the Relevant Advance (as defined below) duly executed;

3	Ship conditions

evidence that the New Ship (for the purposes of this Part 3 only, the “Relevant Ship”) to which the relevant Advance to be drawn down relates (for the purposes of this Part 2 only, the “Relevant Advance”):

3.1	Registration and Encumbrances

is permanently registered in the name of the relevant Borrower under the laws and flag of the relevant Flag State through the relevant Registry and that the Relevant Ship and its Earnings, Insurances and Requisition Compensation (each as defined in the relevant Ship Security Documents) are free of Encumbrances;

3.2	Classification

maintains the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

3.3	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Relevant Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Relevant Ship); and

3.4	Charter

has been delivered to, and accepted by, the relevant charterer for service under the relevant Charter to which it is subject, as specified in paragraph 17 of this Part 3 of this schedule 3;

4	Ship Security Documents

the Ship Security Documents (including the relevant Charter Assignment in respect of the Charter referred to in paragraph 17 of this Part 3 of this schedule 3) for the Relevant Ship, together with the other documents to be delivered to the Security Agent pursuant thereto, duly executed;

5	Bill of sale, protocol of delivery and acceptance and delivery documents; title registration
(a)	the bill of sale in respect of the Relevant Ship duly executed by the relevant Seller and the relevant Borrower evidencing the full Contract Price, the protocol of delivery and acceptance duly executed by the relevant Seller and relevant Borrower and evidence (including the form of certified copies of the same) that it and all other delivery documents specified in the Contract (including the protocol of delivery and acceptance and a commercial invoice) are duly executed and exchanged between the relevant Borrower and the relevant Seller; and

(b)	evidence that the transfer of title to the Relevant Ship from the relevant Seller to the relevant Borrower has been duly recorded at the relevant Registry free of Encumbrances and that the prior registration of the Relevant Ship in the name of the relevant Seller has been duly deleted from the relevant ship registry or a letter of undertaking by the relevant Seller undertaking that the relevant Seller will provide a scanned copy of the deletion certificate of the Relevant Ship within five (5) Banking Days of the relevant Delivery Date;
6	Mortgage registration

evidence that the relevant Mortgage has been permanently registered against the Relevant Ship under the laws and flag of the relevant Flag State through the relevant Registry;

7	Registration forms

such statutory forms duly signed by the Borrowers and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

8	Notices of assignment

copies of duly executed notices of assignment in the forms prescribed by the relevant Ship Security Documents in respect of the Relevant Ship;

9	Marshall Islands opinion

an opinion of Cozen O’Connor, special legal advisers on matters of Marshall Islands law to the Agent;

10	Panamanian opinion

an opinion of Patton, Moreno & Asvat, special legal advisers on matters of Panamanian law to the Agent;

11	Further opinions

any such further opinion as may be required by the Agent;

12	Insurance opinion

an opinion from insurance consultants to the Agent on the insurances effected or to be effected in respect of the Relevant Ship upon and following the relevant Drawdown Date of the Relevant Advance in form and substance satisfactory to the Agent;

13	Readiness and payment of Contract Price

evidence that the Relevant Ship is in all respects ready for delivery pursuant to the relevant Contract and that the relevant Contract Price for the Relevant Ship has been paid in full;

14	ISPS Code compliance

14.1	evidence satisfactory to the Agent that the Relevant Ship is subject to a ship security plan which complies with the ISPS Code; and

14.2	a copy certified (in a certificate dated no later than seven (7) Banking Days after the Delivery Date of the Relevant Ship) as a true and complete copy by an officer or a legal advisor of the Borrowers of the ISSC for the Relevant Ship and the continuous synopsis record required by the ISPS Code in respect of the Relevant Ship;

15	SMC/DOC

a copy, certified (in a certificate dated no later than seven (7) Banking Days after the Delivery Date of the Relevant Ship) as a true and complete copy by an officer of the Borrowers of the DOC issued to the Operator of the Relevant Ship and the SMC for the Relevant Ship;

16	Special survey

evidence that the Relevant Ship has successfully undergone and completed its fourth special survey in accordance with the requirements of the relevant Classification Society, at the cost and expense of the relevant Seller;

17	Charters

evidence that the Relevant Ship is subject to a Charter with AP Moller-Maersk, which:
(a)	provides that the Relevant Ship will be delivered to the said AP Moller-Maersk under the relevant Charter forthwith upon its Delivery Date;

(b)	has a term of at least twenty-four (24) months from the delivery of the Relevant Ship to the said AP Moller-Maersk under the relevant Charter;

(c)	provides for a minimum net daily charterhire in the amount of not less than $20,967 payable throughout the charter term; and

(d)	is governed by English law, subject to English arbitration and freely assignable to the Security Agent;
18	Valuation

a valuation of the Relevant Ship made (at the cost of the Borrowers) by one (1), two (2) or (as the case may be) three (3) Approved Shipbrokers nominated in accordance with the provisions of clause 8.2.2, demonstrating the market value of such Ship, on the basis and in the manner set out in clause 8.2.2 each dated not earlier than fifteen (15) days from the Drawdown Date of the Relevant Advance; and

19	Further matters/conditions

any such other matter or conditions as may be required by the Agent.

Schedule 4
Form of Transfer Certificate
(referred to in clause 15.3)
TRANSFER CERTIFICATE
Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions
To:	DNB NOR BANK ASA as agent on its own behalf and on behalf of the Borrowers, the Account Bank, the Security Agent, the Arranger, the Swap Provider and the Banks defined in the Loan Agreement referred to below.
[Date]
Attention: [•]
This certificate (“Transfer Certificate”) relates to a loan agreement dated [· ] 2011 (the “Loan Agreement”) and made between (1) Ebon Shipping Company Inc., Likiep Shipping Company Inc., Mili Shipping Company Inc., Orangina Inc. and Ralik Shipping Company Inc. as joint and several borrowers (the “Borrowers”), (2) the banks and financial institutions set out in schedule 1 thereto as banks (the “Banks”) and (3) DnB NOR Bank ASA as Arranger, Agent, Security Agent, Swap Provider and Account Bank, in relation to a loan of up to $85,000,000. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.
In this Certificate:
the “Transferor” means [full name] of [lending office]; and
the “Transferee” means [full name] of [lending office].
1	The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to that part of the [Contribution] [Available Commitment] of the Transferor (or its predecessors in title) details of which are set out below:

Transferor’s
[Contribution]
[Available
Date of	Amount of	Commitment]
Tranche/Advance	Tranche/Advance	to Tranche/Advance	Maturity Date

2	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment] which amounts to $[ ]] [from [ ] per cent ([ ]%) of its [Contribution] [Commitment] in respect of both Tranches], which percentage represents $[ ]].

3	The Transferee hereby requests the Borrowers, the Agent (on behalf of itself, the Account Bank, the Arranger, the Security Agent, the Swap Provider and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4	The Transferee:

4.1	confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Agent, the Security Agent, the Swap Provider, the Arranger, the Account Bank or the other Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

4.3	agrees that it has not relied and will not rely on the Transferor, the Agent, the Security Agent, the Arranger, the Account Bank, the Swap Provider or the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any of them or any other Security Party (save as otherwise expressly provided therein);

4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

4.5	if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent and trustee, in each case as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the other Security Documents.

5	The Transferor:

5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6	The Transferee hereby undertakes with the Transferor and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7	By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrowers, the Account Bank, the Arranger, the Security Agent, the Swap Provider and the Banks accept the Transferee as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Arranger, the Account Bank, the Swap Provider and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor, the Agent, the Security Agent, the Account Bank, the Arranger, the Swap Provider or the Banks:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

8.2	assumes any responsibility for the financial condition of the Borrowers or any of them or any other Security Party or any party to any such other document or for the performance and observance by the Borrowers or any of them or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

11	This Transfer Certificate is governed by, and shall be construed in accordance with, English law.

Transferor	Transferee

By:	By:

Dated:	Dated:

Agent
Agreed for and on behalf of itself as Agent, the Borrowers, the Security Agent, the Account Bank, the Arranger, the Swap Provider and the Banks.

DNB NOR BANK ASA
By:
Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule
Outstanding Contribution: $•
Available Commitment: $•
Portion Transferred: •%
Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Telefax No:
Contact Person:
(Credit Administration Department):
Telephone:
Telefax No:
Account for payments:

Schedule 5
Form of Trust Deed
THIS DECLARATION OF TRUST made by DNB NOR BANK ASA (the “Security Agent”) is made on [•] 2011 and is supplemental to (and made pursuant to the terms of) a Loan Agreement dated [•] 2011 (the “Agreement”) and made between (1) Ebon Shipping Company Inc., Likiep Shipping Company Inc., Mili Shipping Company Inc., Orangina Inc. and Ralik Shipping Company Inc. as joint and several Borrowers, (2) the banks and financial institutions mentioned in schedule 1 to the Agreement as the Banks and (3) DnB NOR Bank ASA as Arranger, Agent, Security Agent, Swap Provider and Account Bank. Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.
NOW THIS DEED WITNESSETH as follows:
1	The Security Agent hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust for the Banks, the Agent and the Swap Provider on the terms and basis set out in the Agreement.

2	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.
IN WITNESS whereof the Security Agent has executed this Deed the day and year first above written.

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by	)

for and on behalf of	)	Attorney-in-fact
DNB NOR BANK ASA	)
(as Security Agent))

Schedule 6
Mandatory Cost formula
1	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the Loan or any relevant unpaid sum) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Bank lending from a lending office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in the Loan or the relevant unpaid sum made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Bank lending from a lending office in the United Kingdom will be calculated by the Agent as follows:
E x 0.01 300	per cent per annum.
Where E is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:
(a)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(c)	“Participating Member State” means any member of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union;

(d)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that

Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:
(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

12	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 7
Form of Mortgage

Schedule 8
Form of General Assignment

Schedule 9
Form of Corporate Guarantee

Schedule 10
Form of Manager’s Undertaking

Schedule 11
Form of Master Swap Agreement

Schedule 12
Form of Swap Assignment

Schedule 13
Form of Operating Account Assignment

Schedule 14
Form of Charter Assignment

SIGNED by	)
for and on behalf of	)	/s/ Symeon Palios

EBON SHIPPING COMPANY INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by	)
for and on behalf of	)	/s/ Symeon Palios

LIKIEP SHIPPING COMPANY INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by	)
for and on behalf of	)	/s/ Symeon Palios

MILI SHIPPING COMPANY INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by	)
for and on behalf of	)	/s/ Symeon Palios

ORANGINA INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by	)
for and on behalf of	)	/s/ Symeon Palios

RALIK SHIPPING COMPANY INC.	)	Attorney-in-fact
as Borrower	)

SIGNED by	)
for and on behalf of	)	/s/ Irini Olga Proukaki

DNB NOR BANK ASA	)	Attorney-in-fact
as Arranger, Agent, Security Agent,	)
Swap Provider and Account Bank	)

SIGNED by	)
for and on behalf of	)	/s/ Irini Olga Proukaki

DNB NOR BANK ASA	)	Attorney-in-fact
as Bank	)